                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

                            (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[X] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              Smart & Final Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                              PRELIMINARY COPIES

                          [LOGO OF SMART & FINAL(R)]

                             December  , 1996

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Smart & Final Inc. (the "Company"), which will be held at the Robert J. Emmons Training Center, 4719 South Boyle Avenue, Los Angeles, California 90058, on Tuesday, January 28, 1997, at 10:00 a.m., local time.

  The Company has entered into an Agreement for Conveyance of Real Property, as amended (the "Acquisition Agreement") with Casino USA, Inc. ("Casino USA"), the principal stockholder of the Company, and Casino Realty, Inc. ("Casino Realty"), a wholly-owned subsidiary of Casino USA, pursuant to which the Company would acquire from them, subject to certain conditions, 91 improved real properties and leasehold interests, which are currently being primarily leased or subleased by the Company for a majority of its Smart & Final stores located in California, Arizona and Nevada and for its Los Angeles, California offices and warehouses. In consideration, the Company would issue 1,625,000 shares of its Common Stock and its five-year unsecured promissory notes aggregating $38 million. The Company would also assist Casino USA and Casino Realty with regard to, and, in that connection, assure, the sale of twelve real properties located in California and Texas, on or before December 31, 1998, for an aggregate gross sales price of at least $5.7 million and, in the event that such properties are sold for less than $5.7 million, pay the difference to Casino USA and Casino Realty. In the event that the aggregate gross sales price of such properties exceeds $5.7 million, Casino USA and Casino Realty would be required to pay the Company all of the excess up to $0.5 million and one-third of any remaining excess. Casino USA and Casino Realty would also pay the Company over the next three years certain arrangement and management fees aggregating $1.5 million (which would be partially offset by an increase in certain expenses of the Company). At the Special Meeting, you will be asked to approve the Acquisition Agreement, and the transactions contemplated thereby, including the issuance of the shares of Company Common Stock, as described more completely in the accompanying Proxy Statement.

  A Special Committee of the Board of Directors and the Board of Directors of the Company believe that the Acquisition Agreement, and the transactions contemplated thereby, are in the best interest of the Company and its stockholders, and the Special Committee has received an opinion dated as of December , 1996 from Merrill Lynch, Pierce, Fenner & Smith Incorporated, the independent financial advisor to the Special Committee, that, as of this date, the consideration proposed to be paid by the Company pursuant to the Acquisition Agreement is fair to the Company from a financial point of view. Accordingly, the Special Committee and the Board have unanimously approved, and recommend that you vote to approve, the Acquisition Agreement, and the transactions contemplated thereby, including the issuance of the shares of Company Common Stock. A Notice of Special Meeting of Stockholders and a Proxy Statement containing detailed information concerning the proposed transaction and related matters accompany this letter. I urge you to read this material carefully.

  YOUR VOTE IS VERY IMPORTANT. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE SPECIAL MEETING.

                                          Very truly yours,

                                          Robert J. Emmons
                                          Chairman of the Board

                              PRELIMINARY COPIES

                          [LOGO OF SMART & FINAL(R)]

                            4700 SOUTH BOYLE AVENUE
                         LOS ANGELES, CALIFORNIA 90058

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             JANUARY 28, 1997

                               ----------------

TO THE STOCKHOLDERS:

  A Special Meeting of Stockholders of Smart & Final Inc. (the "Company") will be held at the Robert J. Emmons Training Center, 4719 South Boyle Avenue, Los Angeles, California 90058, on Tuesday, January 28, 1997, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon an Agreement for Conveyance of Real Property, as amended, pursuant to which (i) the Company would acquire, subject to certain conditions, 91 improved real properties and leasehold interests (collectively, the "Properties") owned by Casino USA, Inc. ("Casino USA"), the principal stockholder of the Company, and Casino Realty, Inc. ("Casino Realty"), a wholly-owned subsidiary of Casino USA, which are currently being primarily leased or subleased by the Company for 86 Smart & Final stores located in California, Arizona and Nevada and for its Los Angeles, California offices and warehouses, in exchange for the issuance of 1,625,000 shares of the Company's Common Stock, $.01 par value per share, and the Company's five-year unsecured promissory notes aggregating $38 million, (ii) the Company would assist Casino USA and Casino Realty with regard to, and, in that connection, assure, the sale of twelve real properties located in California and Texas (collectively, the "Non-Operating Properties"), on or before December 31, 1998, for an aggregate gross sales price of at least $5.7 million and, in the event that the Non-Operating Properties are sold for an aggregate gross sales price of less than $5.7 million, pay the difference to Casino USA and Casino Realty (provided, however, in the event that the aggregate gross sales price of the Non-Operating Properties exceeds $5.7 million, Casino USA and Casino Realty would pay the Company all of the excess up to $0.5 million and one-third of any remaining excess), and (iii) Casino USA and Casino Realty would pay to the Company over the next three years certain arrangement and management fees aggregating $1.5 million (which would be partially offset by an increase in certain expenses of the Company related to the operation of the Properties and the sale of the Non-Operating Properties), all as described more completely in the accompanying Proxy Statement; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  The Board of Directors has determined that only holders of the Company's Common Stock of record at the close of business on December , 1996, will be entitled to receive notice of, and to vote at, the Special Meeting or any adjournment thereof.

  WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE SPECIAL MEETING.

                                          Donald G. Alvarado
                                          Secretary

Los Angeles, California

December  , 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY INFORMATION.......................................................   1
  The Acquisition Transaction.............................................   1
  Effective Time of the Acquisition Transaction...........................   2
  Interests of Certain Persons in the Acquisition Transaction.............   2
  Certain Effects of the Acquisition Transaction on the Company's
   Stockholders...........................................................   3
  Opinion of Financial Advisor............................................   4
  Recommendations of the Special Committee and the Board of Directors.....   4
INFORMATION REGARDING THE MEETING.........................................   5
  General.................................................................   5
  Record Date and Voting..................................................   5
  Proxy Information.......................................................   5
  Solicitation of Proxies.................................................   5
APPROVAL OF THE ACQUISITION TRANSACTION AND RELATED MATTERS...............   6
  Introduction............................................................   6
  Background of the Acquisition Transaction...............................   7
  Reasons for the Acquisition Transaction--Recommendation of the Special
   Committee..............................................................   9
  Recommendation of the Board of Directors................................  10
  Opinion of Financial Advisor............................................  10
  Interests of Certain Persons in the Acquisition Transaction.............  13
  Certain Effects of the Acquisition Transaction on the Company's
   Stockholders...........................................................  16
  Certain Forward-Looking Statements......................................  19
  Approval of the Proposal................................................  19
PRO FORMA UNAUDITED FINANCIAL STATEMENTS..................................  21
  Pro Forma Unaudited Balance Sheet as of October 6, 1996.................  22
  Pro Forma Unaudited Income Statement for The Year Ended December 31,
   1995...................................................................  24
  Pro Forma Unaudited Income Statement for The Period Ended October 6,
   1996...................................................................  25
  Notes to Pro Forma Unaudited Financial Statements.......................  26
DESCRIPTION OF THE ACQUISITION AGREEMENT..................................  28
  Conveyance of Properties; Consideration.................................  28
  Closing; Termination....................................................  28
  Conditions..............................................................  29
  Representations, Warranties and Covenants...............................  29
  Costs and Expenses......................................................  30
  Other Covenants; Indemnification........................................  30
  Non-Operating Properties; Arrangement and Management Fees...............  31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  32
OTHER MATTERS.............................................................  33
ATTENDANCE OF AUDITORS....................................................  33
SUBMISSION OF STOCKHOLDER PROPOSALS.......................................  33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  34
ANNEXES
  Agreement for Conveyance of Real Property, as Amended................... A-1
  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated........... B-1

                              PRELIMINARY COPIES

                              SMART & FINAL INC.

                            4700 SOUTH BOYLE AVENUE
                         LOS ANGELES, CALIFORNIA 90058

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smart & Final Inc. (the "Company") for use at a Special Meeting of Stockholders to be held at the Robert J. Emmons Training Center, 4719 South Boyle Avenue, Los Angeles, California 90058, on Tuesday, January 28, 1997, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice. The approximate date of mailing of this Proxy Statement and the accompanying proxy is December , 1996.

                              SUMMARY INFORMATION

  The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the Acquisition Agreement (as defined below), and the transactions contemplated thereby, and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement, the Annexes to this Proxy Statement and the documents incorporated by reference in this Proxy Statement. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND ITS ATTACHED ANNEXES IN THEIR ENTIRETY.

THE ACQUISITION TRANSACTION

  On October 31, 1996, the Company entered into an Agreement for Conveyance of Real Property, which was subsequently amended (the "Acquisition Agreement") with Casino USA, Inc. ("Casino USA"), its principal stockholder, and Casino Realty, Inc. ("Casino Realty"), a wholly-owned subsidiary of Casino USA, pursuant to which the Company would acquire, subject to certain conditions, 91 improved real properties and leasehold interests (collectively, the "Properties") owned by Casino USA and Casino Realty, which are currently being primarily leased or subleased by the Company for 86 Smart & Final stores located in California, Arizona and Nevada and for its Los Angeles, California offices and warehouses, in exchange for the issuance of 1,625,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), and the Company's five-year unsecured promissory notes aggregating $38 million (the "Notes") and for certain other consideration discussed below (collectively, the "Acquisition Transaction").

  The aggregate value of the Shares and the Notes to be issued, assuming a per share price of $23.375 (which is the per share price agreed upon by the parties in structuring the Acquisition Transaction and was what the parties believed to be the fair market value of a share at that time), is approximately $76 million. As the Acquisition Agreement provides for the issuance of a set number of Shares, upon the closing of the Acquisition Agreement, the actual value of the Shares being issued would be the then market price of the Shares. The closing per share price of the Company's Common Stock on the New York Stock Exchange on December 17, 1996 was $21.50. Depending upon the actual market price of the Company's Common Stock at the closing, the aggregate value of the Shares and the Notes could be greater or less than $76 million.

  As a part of the Acquisition Transaction, the Company would also assist Casino USA and Casino Realty with regard to, and, in that connection, assure, the sale of six former Smart & Final stores, one office building and one parcel of land located in California and three parcels of land and one improved property located in Texas (collectively, the "Non-Operating Properties"), on or before December 31, 1998, for an aggregate gross sales price of at least $5.7 million and, in the event that the Non-Operating Properties are sold for an aggregate gross sales price of less than $5.7 million, pay the difference to Casino USA and Casino Realty (the "Shortfall Obligation") (the Shortfall Obligation, the Shares and the Notes being collectively, the "Acquisition

Consideration"). In the event that the aggregate gross sales price of such properties exceeds $5.7 million, Casino USA and Casino Realty would be required to pay the Company all of the excess up to $0.5 million and one-third of any remaining excess. The Non-Operating Properties have an aggregate book value of $5 million. Four of the Non-Operating Properties, with an aggregate book value of $0.8 million, have already been sold as of the date of this Proxy Statement for aggregate gross sales proceeds of $1.3 million, $0.5 million more than their aggregate book value. As a result, the eight remaining Non-Operating Properties, with an aggregate book value of $4.2 million, would have to be sold for aggregate gross sales proceeds of at least $4.4 million. The Company believes that it will be able to sell such Non-Operating Properties on behalf of Casino USA and Casino Realty, on or before December 31, 1998, for aggregate gross sales proceeds of at least $4.4 million.

  Casino USA and Casino Realty have also agreed to pay the Company over the next three years certain arrangement and management fees aggregating $1.5 million. Such fees would be partially offset by an increase in certain expenses of the Company related to the operation of the Properties and the sale of the Non-Operating Properties.

  A copy of the Acquisition Agreement is attached as Annex A to this Proxy Statement. For a summary of the Acquisition Agreement, see also "Description of the Acquisition Agreement."

EFFECTIVE TIME OF THE ACQUISITION TRANSACTION

  The Acquisition Transaction will become effective upon the closing of the transactions contemplated by the Acquisition Agreement. The date of closing (the "Closing Date") is expected to occur on or about January 31, 1997, and as soon as practicable following the approval of the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, by the Company's stockholders.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION TRANSACTION

  Casino USA currently owns all of the outstanding shares of capital stock of Casino Realty and 10,790,925 shares, or approximately 53.1% of the outstanding shares, of Common Stock of the Company. Casino Guichard-Perrachon, S.A. ("Casino France") owns approximately 99% of the outstanding shares of the capital stock of Casino USA. As a part of the consideration to be paid by the Company under the Acquisition Agreement, Casino USA and Casino Realty would collectively receive 1,625,000 shares of the Company's Common Stock (i.e., the Shares). After the issuance of the Shares, and taking into account its beneficial ownership of any Shares held by Casino Realty, Casino USA would hold approximately 56.6% of the then outstanding shares of the Common Stock of the Company.

  Except as provided in the Acquisition Agreement, there is no agreement between Casino USA and Casino Realty and any other party, including the Company, that would prevent them from acquiring additional shares of Company Common Stock or disposing of shares of Company Common Stock owned by them. See "Description of the Acquisition Agreement--Representations, Warranties and Covenants." Although the Company has no current intention to register, and Casino USA has informed the Company that it has no current intention to demand registration of, the Shares to be acquired pursuant to the Acquisition Agreement under the Securities Act of 1933, as amended, Casino USA does have certain registration rights with respect to all shares of Company Common Stock it or its subsidiaries own, including the Shares. See also "Approval of the Acquisition Transactions and Related Matters--Interests of Certain Persons in the Acquisition Transaction" and "Description of the Acquisition Agreement-- Conveyance of Properties; Consideration." Neither Casino USA nor Casino Realty has any preemptive rights to acquire any shares of Company Common Stock. The Company's twelve-member Board of Directors includes Robert Emmons, Antoine Guichard, Georges Plassat and Pierre Bouchut who also serve as directors of Casino USA and/or who are affiliated with Casino France. In addition, Mr. Emmons, who is also the Chairman of the Board of the Company, serves as Chief Executive Officer and Chief Financial Officer of Casino USA and Casino Realty.

  Of the 173 Smart & Final Stores facilities operating in the United States as of the date of this Proxy Statement, 119 facilities are leased or subleased from either Casino USA or Casino Realty. Either the Company or its subsidiary, Smart & Final Stores Corporation ("Smart & Final Stores"), has a right of first refusal to purchase each of the Properties. The aggregate lease payments to Casino USA and Casino Realty for fiscal 1995 and the first three quarters of fiscal 1996 were $16,450,000 and $12,901,000, respectively. If the Acquisition Transaction were to fail to close for any reason, the aggregate amount of future minimum rentals through fiscal 2000 due in connection with the Properties would be approximately $73,499,000 at January 1, 1996. See also "Approval of the Acquisition Transaction and Related Matters--Interests of Certain Persons in the Acquisition Transaction."

CERTAIN EFFECTS OF THE ACQUISITION TRANSACTION ON THE COMPANY'S STOCKHOLDERS

  Non-Arms' Length Transaction; No Independent Appraisals; Conflicts of Interest. The Acquisition Transaction has not been negotiated at arms' length, no independent appraisals of the Properties and the Non-Operating Properties were obtained, and an executive officer and certain directors of the Company have conflicts of interest arising out of their relationship with Casino USA and/or Casino France. See also "Approval of the Acquisition Transaction and Related Matters--Certain Effects of the Acquisition Transaction on the Company's Stockholders--Certain Risks of the Transaction" and "Approval of the Acquisition Transaction and Related Matters--Interests of Certain Persons in the Acquisition Transaction."

  Substantial Increase in Assets and Liabilities of the Company. The Acquisition Transaction will result in a substantial increase in the Company's assets. Among the factors considered by a Special Committee of the Company's Board of Directors (the "Special Committee") and the Company's Board of Directors in connection with their approval of the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, were the opportunity to gain control of the Properties and the anticipated benefits to the Company's financial position and results of operations expected to result from the Acquisition Transaction, including an increase in total assets, an elimination of the lease payments to affiliates with respect to the Properties and a potential accretion in earnings per share. See also "Approval of the Acquisition Transaction and Related Matters--Reasons for the Acquisition Transaction--Recommendation of the Special Committee."

  In order to finance the Acquisition Transaction, the Company will issue a substantial amount of Common Stock and incur a substantial amount of debt to Casino USA and Casino Realty. If future cash flows are less than anticipated, the Company could have difficulty meeting interest and principal payments due on the debt and its other obligations. In addition, owning the Properties will subject the Company to risks generally incident to the ownership of real property, including increased potential liability under the environmental protection laws (to the extent the Company does not already have the risk of such liability allocated to it under the leases and subleases on the Properties or under existing law) and changes in tax, real estate, zoning and other laws that may make ownership or sale of the Properties unattractive to the Company or potential buyers.

  Pro Forma Effects of the Acquisition Transaction. On a pro forma basis, based on the assumptions made in the Company's Pro Forma Unaudited Financial Statements, the consummation of the Acquisition Transaction would generally have an effect both on the Company's balance sheet, by increasing the Company's assets by $76 million, increasing its long-term liabilities by $38 million and increasing its stockholders' equity by $38 million, and on the Company's income statement, by reducing the Company's lease expense to affiliates and increasing its depreciation, interest and other expenses, with a resulting increase in the Company's net earnings and earnings per share. For additional information on the pro form effects of the Acquisition Transaction, see "Pro Forma Unaudited Financial Statements."

  Certain Tax Consequences. The Company, Casino USA and Casino Realty intend that the Company's acquisition of the Properties owned by Casino Realty will be a reorganization for federal income tax purposes within the meaning of Sections 368(a)(1)(D) and 368(a)(2)(H) of the Internal Revenue Code of 1986, as amended (the "Code"). In that event, the Company's tax bases in such Properties generally will be equal to Casino Realty's adjusted tax bases in such Properties on the Closing Date. The Company, Casino USA and Casino Realty intend that the Company's acquisition of the five leasehold Properties owned by Casino USA will be a taxable purchase and sale for federal income tax purposes. In that event, the Company's tax bases in such Properties generally will be equal to the cost of such Properties to the Company for federal income tax purposes.

The Acquisition Transaction will not result in the recognition of any gain or loss for federal income tax purposes by the Company or its stockholders (other than Casino USA, which will have unique tax consequences). See also "Approval of the Acquisition Transaction and Related Matters--Certain Effects of the Acquisition Transaction on the Company's Stockholders--Certain Federal Income Tax Consequences." In addition, in connection with the reorganization, Casino USA and Casino Realty make certain tax-related representations, warranties and covenants to the Company in the Acquisition Agreement, and the Company makes certain tax-related representations, warranties and covenants to Casino USA and Casino Realty in the Acquisition Agreement. See "Description of the Acquisition Agreement--Representations, Warranties and Covenants."

  Nearly all of the real properties (the "California Properties") as to which fee or leasehold interests are to be acquired by the Company in the Acquisition Transaction are located in California. A subsidiary of the Company leases and subleases nearly all of the California Properties from Casino USA and Casino Realty, and is responsible for the payment of all California property taxes imposed on such California Properties pursuant to the terms of such leases and subleases. The Acquisition Transaction will constitute a change in ownership with respect to nearly all of the California Properties for California property tax purposes, that will subject such California Properties to reassessment equal to their fair market value on the Closing Date. Although the exact amount of the reassessment cannot be determined at this time, the aggregate reassessed value of such California Properties could exceed their current aggregate assessed value, which would result in additional California property taxes to the Company and its subsidiary. See also "Approval of the Acquisition Transaction and Related Matters--Certain Effects of the Acquisition Transaction on the Company's Stockholders--Certain California Property Tax Consequences."

  No Dissenters' Rights. The Company's stockholders are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Acquisition Transaction. See also "Approval of the Acquisition Transaction and Related Matters--Certain Effects of the Acquisition Transaction on the Company's Stockholders--No Dissenters' Rights."

OPINION OF FINANCIAL ADVISOR

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the independent financial advisor to the Special Committee in connection with the Acquisition Transaction, has delivered its opinion, dated October 22, 1996, to the Special Committee that, as of such date and based on various considerations set forth in its opinion, the Proposed Consideration (as defined in "Approval of the Acquisition Transaction and Related Matters-- Background of the Acquisition Transaction" below) to be paid is fair to the Company from a financial point of view. Merrill Lynch subsequently delivered its written opinion to the Special Committee dated the date of this Proxy Statement, that, as of such date and based on various considerations set forth in its opinion, the Acquisition Consideration to be paid pursuant to the Acquisition Agreement is fair to the Company from a financial point of view.
The full text of Merrill Lynch's written opinion dated December   , 1996, is
set forth in Annex B to this Proxy Statement. For a description of this opinion, as well as the qualifications and limitations thereto, see "Approval of the Acquisition Transaction and Related Matters--Opinion of Financial Advisor."

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

  The Special Committee has unanimously approved the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including issuance of the Shares, and believes that they are fair to, and in the best interests of, the Company's stockholders. The Special Committee unanimously recommends that the stockholders approve the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares. The determinations and recommendations of the Special Committee were unanimously adopted by the Board of Directors. See "Approval of the Acquisition Transaction and Related Matters--Reasons for the Acquisition Transaction-- Recommendation of the Special Committee" and "Approval of the Acquisition Transaction and Related Matters--Recommendation of the Board of Directors."

                       INFORMATION REGARDING THE MEETING

GENERAL

  This Proxy Statement is being furnished to holders of the Company's Common Stock in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders. Each copy of this Proxy Statement being mailed or delivered to the Company's stockholders is accompanied by a Letter to Stockholders, a Notice of Special Meeting of Stockholders and a proxy card.

RECORD DATE AND VOTING

  As of December   , 1996, the record date fixed by the Board of Directors,
the outstanding voting securities of the Company consisted of [20,334,304] shares of Common Stock, par value $.01 per share. Each stockholder of record
at the close of business on December   , 1996 is entitled to one vote for each
share then held on each matter submitted to a vote of stockholders. A majority of the shares entitled to vote will constitute a quorum at the Special Meeting. Abstentions and broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. For purposes of the vote on the proposal to approve the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares, abstention votes (but not broker non-votes) are counted in determining the total number of votes cast and thus have the effect of a vote against the proposal.

  Although the Delaware General Corporation Law does not require that the Company's stockholders approve the Acquisition Transaction, the Company's Common Stock is listed on the New York Stock Exchange and, under the policies of the New York Stock Exchange, the Company must obtain prior stockholder approval of the issuance of shares of its Common Stock, if the Company is issuing shares equal to at least one percent of its outstanding shares (prior to the issuance) in connection with the acquisition of a business, a company, tangible or intangible assets, or securities, directly or indirectly, from a director, officer or at least 5% stockholder of the Company. Therefore, under the policies of the New York Stock Exchange, the Company's stockholders are required to approve the issuance of the Shares to Casino USA and Casino Realty by a majority of the votes cast. The Board of Directors is seeking stockholder approval of the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares. Casino USA, which currently holds 53.1% of the outstanding shares of the Company's Common Stock, has informed the Company that it intends to vote to approve the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares, and, therefore, stockholder approval is assured.

PROXY INFORMATION

  A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon and, if instructions are not indicated thereon, will be voted to approve the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares, and, in the named proxy holders' discretion, upon such other business as may properly come before the Special Meeting or any adjournment thereof.

SOLICITATION OF PROXIES

  The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive any compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

          APPROVAL OF THE ACQUISITION TRANSACTION AND RELATED MATTERS

INTRODUCTION

  On October 31, 1996, the Company entered into an Agreement for Conveyance of Real Property, which was subsequently amended (the "Acquisition Agreement") with Casino USA, Inc. ("Casino USA"), its principal stockholder, and Casino Realty, Inc. ("Casino Realty"), a wholly-owned subsidiary of Casino USA, pursuant to which the Company would acquire, subject to certain conditions, 91 improved real properties and leasehold interests (collectively, the "Properties") owned by Casino USA and Casino Realty, which are currently being primarily leased or subleased by the Company for 86 Smart & Final stores located in California, Arizona and Nevada and for its Los Angeles, California offices and warehouses, in exchange for the issuance of 1,625,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), and the Company's five-year unsecured promissory notes aggregating $38 million (the "Notes") and for certain other consideration discussed below (collectively, the "Acquisition Transaction").

  The aggregate value of the Shares and the Notes to be issued in the Acquisition Transaction, assuming a per share price of $23.375 (which is the per share price agreed upon by the parties in structuring the Acquisition Transaction and was what the parties believed to be the fair market value of a share at that time), is approximately $76 million. As the Acquisition Agreement provides for the issuance of a set number of Shares, upon the closing of the Acquisition Agreement, the actual value of the Shares being issued would be the then market price of the Shares. The closing per share price of the Company's Common Stock on the New York Stock Exchange on December 17, 1996, was $21.50. Depending upon the actual market price of the Company's Common Stock at the closing, the aggregate value of the Shares and the Notes could be greater or less than $76 million.

  As a part of the Acquisition Transaction, the Company would also assist Casino USA and Casino Realty with regard to, and, in that connection, assure, the sale of six former Smart & Final stores, one office building and one parcel of land located in California and three parcels of land and one improved property located in Texas (collectively, the "Non-Operating Properties"), on or before December 31, 1998 for an aggregate sale price of at least $5.7 million and, in the event that the Non-Operating Properties are sold for an aggregate gross sales price of less than $5.7 million, pay the difference to Casino USA and Casino Realty (the "Shortfall Obligation") (the Shortfall Obligation, the Shares and the Notes being collectively, the "Acquisition Consideration"). In the event that all of the Non-Operating Properties are sold at an aggregate gross sales price of less than $5.7 million, then the Company would be required to pay to Casino USA and Casino Realty the difference between $5.7 million and the actual aggregate gross sales price. In the event that all of the Non-Operating Properties are sold at an aggregate gross sales price of more than $5.7 million, then Casino USA and Casino Realty would be required to pay to the Company all of the excess up to $0.5 million and one-third of any remaining excess. The Non-Operating Properties have an aggregate book value of $5 million. Four of the Non-Operating Properties, with an aggregate book value of $0.8 million, have already been sold as of the date of this Proxy Statement for aggregate gross sales proceeds of $1.3 million, $0.5 million more than their aggregate book value. As a result, the eight remaining Non-Operating Properties, with an aggregate book value of $4.2 million, would have to be sold for aggregate gross sales proceeds of at least $4.4 million. The Company believes that it will be able to sell such Non-Operating Properties on behalf of Casino USA and Casino Realty, on or before December 31, 1998, for aggregate gross sales proceeds of at least $4.4 million.

   Casino USA and Casino Realty have also agreed to pay the Company over the next three years certain arrangement and management fees aggregating $1.5 million. Such fees would be partially offset by an increase in certain expenses of the Company related to the operation of the Properties and the sale of the Non-Operating Properties.

  At the Special Meeting, the Company's stockholders will be asked to consider and vote upon a proposal to approve the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares. All descriptions and summaries of, or references to, the terms and conditions of the

Acquisition Agreement in this Proxy Statement are qualified in their entirety by reference to the Acquisition Agreement, which is attached as Annex A to this Proxy Statement.

BACKGROUND OF THE ACQUISITION TRANSACTION

  In addition to being the Company's principal stockholder, Casino USA, primarily through its wholly-owned subsidiary, Casino Realty, has been in the business of owning, developing, leasing and managing real property in California, Arizona and Nevada for the Company and others since 1988. Prior to 1994, Casino USA was also in the business of operating a chain of Cafe Casino restaurants and a related bakery. Approximately 99% of the outstanding capital stock of Casino USA is owned by Casino Guichard-Perrachon, S.A. ("Casino France"). See "Approval of the Acquisition Transaction and Related Matters-- Interests of Certain Persons in the Acquisition Transaction."

  In January 1992, Casino France decided that it should begin to reduce its investment in its real estate operations in the United States. Since then, Casino USA and Casino Realty have stopped acquiring additional properties and leasehold interests, have sold certain individual properties and have been exploring various exit strategies, including the sale of their entire portfolio of remaining real properties and leasehold interests. At the same time, Casino France also wished to retain its control of the Company and insure that Casino USA would continue to hold a more than 50% interest in the Company on a fully diluted basis.

  Beginning in October 1995, Pierre Bouchut, as the Director of Finance of Casino France, on behalf of Casino France, Casino USA and Casino Realty, and Martin Lynch, the Chief Financial Officer and a director of the Company, on behalf of the Company, discussed the possible options that Casino USA and Casino Realty were considering with regard to a transfer of certain of the real properties and leasehold interests. The alternatives discussed included a transfer to the Company for cash or stock, a sale to a third party or a related offshore entity, and the creation of a real estate investment trust. The Company or its subsidiary, Smart & Final Stores Corporation ("Smart & Final Stores"), had and continues to have a right of first refusal on each of such properties and leasehold interests under discussion. The parties could not come to agreement at that time based, in part, on a lack of market information as to the possible values of such properties and leasehold interests. Although the Company's Board of Directors did not take any formal action on this matter at that time, it was interested in the discussions and directed management to continue to evaluate the alternatives.

  In late 1995, Company management began developing preliminary estimates of the values of such properties and leasehold interests based on a number of alternative valuation methods, including analyses of (i) the capitalization of the rental income streams on the properties and leasehold interests, (ii) the estimated market values of the properties and leasehold interests based on informal discussions with real estate agents familiar with the properties and leasehold interests, and (iii) the estimated development costs associated with the properties based on the Company's current experience in developing similar properties. Management's preliminary estimates supported a range of values of $5 million more or less than the $72 million aggregate book value of the properties and leasehold interests which are the Properties, i.e., an overall range of $67 million to $77 million, and a range of values of $1 million more or less than the $5 million aggregate book value of the properties and leasehold interests which are the Non-Operating Properties, i.e., an overall range of $4 million to $6 million.

  In April 1996, Casino USA engaged Arthur Andersen LLP ("Arthur Andersen") to conduct certain analyses of most of such properties and leasehold interests of Casino USA and Casino Realty. Arthur Andersen presented its analyses to management of Casino USA and the Company in June. Their work consisted of agreed-upon procedures, analyses and calculations with respect to the Properties and the Non-Operating Properties under alternative scenarios. Company staff reviewed and analyzed the data presented and also considered an additional alternative raised by Arthur Andersen, that of increasing the lease terms on the properties considered to at least 20 years (at the time, the average remaining lease term of such properties was eight years) so that the leases would be considered "bondable" by the investment community and thereby more attractive to third-party buyers. In the view of Company management, the analyses prepared by Arthur Andersen, although not a formal valuation of such properties and leasehold interests, were consistent with the valuation ranges developed by Company management.

  From June to August, Messrs. Bouchut and Lynch continued their discussions of the various alternative transactions and their anticipated impact on the Company. In September 1996, Messrs. Bouchut and Lynch narrowed their consideration to an acquisition by the Company of a majority of such properties and leasehold interests (i.e., the Properties) for a purchase price of $76 million, payable one-half in shares of Company Common Stock (or 1,625,000 shares, valued for this purpose at $23.375 per share) and one-half in five-year unsecured non-negotiable Company notes. Of the properties and leasehold interests that the Company did not wish to acquire and Casino USA and Casino Realty still wished to sell as a group, they proposed that the Company would assist with regard to, and, in that connection, assure, the sale of such properties and leasehold interests (i.e., the Non-Operating Properties) for an aggregate gross sales price of at least $6.2 million (with the Company paying any shortfall and, in the event of an aggregate sales price of more than $6.2 million, the Company receiving one-third of any excess) (such shortfall obligation, shares of Common Stock and notes being collectively, the "Proposed Consideration"). Casino USA and Casino Realty would also pay the Company over three years certain arrangement and management fees. The terms of the Proposed Consideration were determined after negotiation between Messrs. Bouchut and Lynch and were based in part on the analyses prepared by the Company and Arthur Andersen and on the anticipated impact of the proposed transaction on the Company.

  On September 12, 1996, in connection with a regular meeting of the Audit Committee of the Company's Board of Directors, Mr. Bouchut and Mr. Lynch made a presentation of the various alternative transactions considered to Ross Roeder, Louis Scott and David McLaughlin, all of the members of the Audit Committee, each of whom is an outside director. A representative of Arthur Andersen was present to explain its analyses. Messrs. Lynch and Bouchut also presented the proposed transaction discussed above (which was similar to the Acquisition Transaction, except that the acquisition of the Properties owned by Casino Realty was not structured as a plan of reorganization for federal income tax purposes and the amount to be assured by the Company for sales of the Non-Operating Properties was at least $6.2 million (with the Company paying any shortfall and, in the event of aggregate sales of the Non-Operating Properties for more than $6.2 million, the Company receiving one-third of any excess) and for certain arrangement and management fees). In considering the proposed transaction, the Audit Committee considered (i) the operational flexibility that ownership of the Properties would afford the Company; (ii) the possible impact of the proposed transaction on the Company's capital structure, stock price and earnings per share; (iii) the historical stock prices of the Company Common Stock; and (iv) presentations made by Arthur Andersen and Company management. The Audit Committee then directed Company management to provide answers to certain questions raised by the presentation materials and continued its meeting to the next day.

  The following day, the Audit Committee resumed its meeting. Company management was again present and further discussed with the Audit Committee the anticipated impact of the proposed transaction on the Company's balance sheet and income statement, including the anticipated impact on earnings per share. The Audit Committee then tentatively approved the principal terms of the proposed transaction, subject to, among other things, the receipt of an acceptable fairness opinion from an independent financial advisor, and then recommended that the full Board consider the same. Later that same day, at a regular meeting of the Board, the Audit Committee presented its findings to the full Board. After discussion, and in consideration of certain interests of Messrs. Emmons, Guichard, Bouchut and Plassat in Casino USA, Casino Realty and Casino France, the Board appointed the members of the Audit Committee as a Special Committee of the Board (the "Special Committee") to consider the fairness of the proposed transaction to the Company and its stockholders and tentatively approved the principal terms of the proposed transaction, subject to the further findings of the Special Committee and receipt of an acceptable fairness opinion. Mr. Bouchut also indicated his belief that Casino USA would be interested in pursuing the proposed transaction.

  In late September, Mr. Bouchut informed Mr. Lynch that the Board of Directors of Casino USA had agreed in principle to the proposed transaction. On October 10, 1996, the Special Committee met telephonically to further discuss the proposed transaction and to select an independent financial advisor to the Special Committee for the purpose of seeking a fairness opinion. The Special Committee considered three nationally recognized investment banking firms. After discussions with representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the Special Committee decided to retain Merrill Lynch.

  On October 22, 1996, the Special Committee again held a telephonic meeting at which the findings of Merrill Lynch were discussed. At the meeting, representatives of Merrill Lynch presented its analyses of the proposed transaction and gave its oral opinion, as of such date, that the Proposed Consideration to be paid was fair to the Company from a financial point of view. The Special Committee discussed Merrill Lynch's opinion, considered the benefits and risks of the proposed transaction and decided that the proposed transaction was fair to the Company and its stockholders and should be approved, and recommended the same to the full Board.

  On October 23, 1996, after further consideration of certain tax effects of the proposed transaction to the Company and Casino USA, Mr. Lynch proposed to Mr. Bouchut that the proposed transaction be changed to a plan of reorganization with respect to the Properties owned by Casino Realty, which was expected to provide a federal income tax benefit to Casino USA and a federal income tax detriment to the Company, in exchange for a $0.5 million reduction in the amount to be assured by the Company in connection with the sales of the Non-Operating Properties and with the Company being entitled to receive up to the first $0.5 million and one-third of any remaining excess in the event the Non-Operating Properties are sold for more than $5.7 million. Mr. Bouchut agreed to consider the proposed changes. Mr. Lynch then reported the same to the Chairman of the Special Committee.

  On October 25, 1996, at a telephonic meeting of the Board, the Special Committee reported on its findings and recommended that the Board approve the proposed transaction, as modified by Mr. Lynch's proposal, subject to Merrill Lynch's confirmation that the revised terms of the proposed transaction did not alter its fairness opinion. After discussion, the Board accepted the recommendation of the Special Committee and approved the proposed transaction, as modified, subject to Merrill Lynch's confirmation to the Special Committee. On November 8, 1996, Merrill Lynch confirmed to the Special Committee that, if the revised terms of the proposed transaction had been determined by October 22, 1996, Merrill Lynch would still have been able to deliver its opinion dated October 22, 1996 (but with regard to the Acquisition Consideration rather than the Proposed Consideration).

  In mid-December, Mr. Bouchut and Mr. Lynch agreed to a change in the form of the Company's promissory notes, from non-negotiable notes to negotiable notes, and other minor changes related to the date of the proposed closing and the date of the first payment of the arrangement and management fees, subject to the approval of the Company's Board and the Special Committee. The Special Committee, acting by unanimous written consent to action taken without meeting, subsequently approved such changes, determined that the Acquisition Agreement (as amended) and the Acquisition Transaction contemplated thereby were fair to the Company and its stockholders and should be approved, and affirmed its recommendation of the same to the Board of Directors. The Board, acting by unanimous written consent to action taken without meeting, then accepted the recommendation of the Special Committee and unanimously approved the Acquisition Agreement (as amended), including the Acquisition Transaction contemplated thereby. Merrill Lynch also delivered its written opinion to the Special Committee, dated the date of this Proxy Statement, that, as of such date, the Acquisition Consideration to be paid pursuant to the Acquisition Agreement is fair to the Company from a financial point of view.

REASONS FOR THE ACQUISITION TRANSACTION--RECOMMENDATION OF THE SPECIAL
COMMITTEE

  The Special Committee has unanimously approved the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares, and determined that they are fair to and in the best interests of the Company and its stockholders. The Special Committee unanimously recommends that the stockholders approve the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares.

  Prior to reaching these conclusions, the Special Committee received presentations from, and reviewed the Acquisition Transaction with, management of the Company and representatives from Arthur Andersen and Merrill Lynch. In evaluating the Acquisition Transaction, the Special Committee considered the following factors:

    (i) The Special Committee considered the benefits to the Company of owning the Properties, the most important of which was the operational flexibility afforded the Company, given among other things the Company's practice of continually evaluating existing store locations and re-locating stores when market conditions suggest such action may be advisable.

    (ii) The Special Committee considered the potential benefits the Acquisition Transaction is anticipated to have on the Company's financial position and results of operations, including an increase in the Company's total assets, the elimination of all lease payments to affiliates related to the Properties and a potential accretion to the Company's earnings per share.

    (iii) The Special Committee considered the analyses of the Properties and the Non-Operating Properties prepared by Arthur Andersen and Company management.

    (iv) The Special Committee considered (a) the opinion of Merrill Lynch dated October 22, 1996, as to the fairness, as of such date, to the Company from a financial point of view of the Proposed Consideration; (b) the subsequent confirmation of Merrill Lynch that, if the revised terms of the proposed transaction had been determined by October 22, 1996, Merrill Lynch would still have been able to deliver its opinion dated October 22, 1996 (but with regard to the Acquisition Consideration rather than the Proposed Consideration); and (c) the opinion of Merrill Lynch, dated the date of this Proxy Statement, that, as of such date, the Acquisition Consideration to be paid pursuant to the Acquisition Agreement is fair to the Company from a financial point of view.

    (v) The Special Committee reviewed the terms of the Acquisition
  Agreement.

    (vi) The Special Committee was advised of the interests of Casino France, Casino USA, Casino Realty and Messrs. Guichard, Plassat, Bouchut and Emmons in the Acquisition Transaction and such interests were considered in evaluating the fairness of the Acquisition Transaction.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors, in its approval of the Acquisition Agreement, and Acquisition Transaction contemplated thereby, including the issuance of the Shares, and its determination that they are fair to and in the best interests of the Company and its stockholders, reviewed and considered (i) the analyses and conclusions of the Special Committee (which were adopted by the Board as its own); and (ii) the analyses prepared by Arthur Andersen and Company management. The Board of Directors unanimously recommends that the stockholders approve the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares. On December , 1996, Merrill Lynch delivered its opinion to the Special Committee that, as of such date, the Acquisition Consideration to be paid pursuant to the Acquisition Agreement was fair to the Company from a financial point of view.

OPINION OF FINANCIAL ADVISOR

  At a telephonic meeting of the Special Committee on October 22, 1996, Merrill Lynch rendered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of such date, the Proposed Consideration to be paid was fair to the Company from a financial point of view. On November 8, 1996, Merrill Lynch confirmed to the Special Committee that, if the revised terms of the proposed transaction had been determined by October 22, 1996, Merrill Lynch would still have been able to deliver its opinion dated
October 22, 1996 (but with regard to the Acquisition Consideration rather than the Proposed Consideration). On December , 1996, Merrill Lynch delivered its opinion to the Special Committee that, as of such date, the Acquisition Consideration to be paid pursuant to the Acquisition Agreement was fair to the Company from a financial point of view.

  A copy of Merrill Lynch's written opinion, dated the date of this Proxy Statement, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and incorporated herein by reference. Merrill Lynch has consented to the use of such opinion in this Proxy Statement. The summary of Merrill Lynch's written opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company's stockholders are urged to read such opinion in its entirety.

  Merrill Lynch's opinion is directed only to the fairness from a financial point of view of the Acquisition Consideration to be paid pursuant to the Acquisition Agreement and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting. The Acquisition Consideration was determined through negotiations between management of the Company and Casino USA, and was approved by the Special Committee and the Board of Directors of the Company. Merrill Lynch did not provide advice to the Special Committee, the Board of Directors or the Company during the course of such negotiations and did not make a recommendation with respect to the amount of the Acquisition Consideration.

  In arriving at its opinion, dated October 22, 1996, Merrill Lynch, among other things, (i) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 24, 1996 and June 16, 1996;
(ii) reviewed Casino Realty's audited financial information for the three fiscal years ended December 31, 1995 and Casino Realty's unaudited financial information for the quarterly periods ended March 24, 1996 and June 16, 1996;
(iii) reviewed certain information, including internal financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Casino Realty, furnished to Merrill Lynch by the Company and Casino Realty, respectively; (iv) conducted discussions with members of senior management of the Company and Casino Realty concerning the business and prospects of the Company, the Properties and the Non-Operating Properties, respectively; (v) reviewed the historical market prices and trading activity for the Company's Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (vi) compared the results of operations of the Company with those of certain companies which Merrill Lynch deemed to be reasonably similar to the Company; (vii) reviewed industry sources, the market prices of certain publicly traded companies and the financial terms of certain other transactions which Merrill Lynch deemed to be relevant, each in connection with Merrill Lynch's determination of appropriate capitalization rates; (viii) reviewed summaries of the analyses of the Properties and the Non-Operating Properties prepared by Arthur Andersen for Casino USA, which analyses were performed pursuant to procedures agreed upon with management of Casino USA;
(ix) considered the pro forma effect of the Acquisition Transaction on the Company's capitalization ratios and its cash flow and earnings per share; (x) reviewed a draft of the Acquisition Agreement dated October 17, 1996; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

  In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company and Casino Realty, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the Properties or the Non-Operating Properties. No special instructions were given to Merrill Lynch related to its review, and no limitations were imposed by the Company with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion. With respect to the financial forecasts furnished by the Company and Casino Realty, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the Company's and Casino Realty's management as to the expected future financial performance of the Company and Casino Realty, respectively.

  Merrill Lynch's opinion is necessarily based upon general economic, market, monetary and other conditions as they existed and could be evaluated, and the information made available to Merrill Lynch, as of the date of its opinion.

  The following is a summary of certain analyses performed by Merrill Lynch in connection with its opinion dated October 22, 1996, which it presented to the Special Committee on such date. Merrill Lynch reviewed and updated such analyses in connection with its preparation of its opinion dated the date of this Proxy Statement.

  Income Analysis. Merrill Lynch calculated ranges of property values based on the income analysis approach. This approach consisted of (i) with regard to leased fee properties, capitalizing the income in place less an appropriate operating expense factor and vacancy allowance at a range of overall capitalization rates ("OARs"), (ii) with regard to the Non-Operating Properties, utilizing the same approach as described in (i) above substituting current market rents for rents in place and using higher vacancy allowances and OARs (or, in the case of vacant land parcels, using recent per square foot prices for comparable land parcels) and (iii) with regard to leasehold properties, in the case of properties with remaining ground lease terms of 50 years or more, utilizing the same approach as described in (i) above with higher OARs, and, in the case of properties with remaining ground lease terms of less than 50 years, discounting to the present the sandwich income stream (i.e. the difference between the Company's current lease rent and the ground rent paid by Casino USA or Casino Realty). This analysis resulted in the following ranges of property values for the above categories of properties:
(i) $68.1 million to $74.7 million, (ii) $5.6 million to $6.3 million and
(iii) $5.5 million to $6.7 million.

  Analysis of Selected Comparable Publicly Traded Companies. Merrill Lynch compared certain financial information for the Company to the corresponding publicly available financial information of nine selected companies (Albertson's, Inc., American Stores Company, JP Foodservice, Inc., Performance Food Group Company, Price/Costco, Inc., Safeway, Inc., Smith's Food & Drug Centers, Inc., Sysco Corporation and Vons Companies, Inc.) (the "Selected Companies"). Merrill Lynch calculated multiples for such companies of market capitalization to latest twelve months' ("LTM") revenue, earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes and multiples of market value to LTM earnings per share ("EPS") and cash flow, 1996 and 1997 EPS estimates (based on publicly available analysts' estimates) and last fiscal quarter stockholder equity. As a result of the above procedures, Merrill Lynch noted that the multiples for the Company were generally within the range of multiples for the Selected Companies.

  Pro Forma Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Acquisition Transaction, including the effect on 1997, 1998, 1999, 2000 and 2001 EPS of the Company (based on projections of the Company's management). The analysis indicated that the Acquisition Transaction would lead to projected EPS accretion in 1997, 1998, 1999, 2000 and 2001.

  Relative Stock Ownership. Merrill Lynch noted that Casino USA would, upon consummation of the Acquisition Transaction, own approximately 56.6% of the outstanding shares of the Company and approximately 54.2% of the shares of the Company on a fully diluted basis, compared to approximately 53.1% and 50.7%, respectively, prior to consummation of the Acquisition Transaction.

  Stock Trading History. Merrill Lynch reviewed and analyzed the history of the trading prices for Company Common Stock during the latest twelve months.

  Other. Merrill Lynch reviewed the terms of other prior conveyances of real properties by Casino Realty. Merrill Lynch also reviewed the book values and tax bases of the Properties and Non-Operating Properties.

  The summary set forth above does not purport to be a complete description of the analyses conducted by Merrill Lynch or Merrill Lynch's presentation to the Special Committee. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its opinion. Merrill Lynch did not assign relative weights to its analyses in preparing its opinion. None of the Selected Companies is identical to the Company. Accordingly, an analysis of the results of the comparable companies analysis is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or Casino Realty. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the Properties and Non-Operating Properties do not purport to be appraisals or to reflect the prices at which the Properties and Non-Operating Properties may actually be sold.

  The Special Committee engaged Merrill Lynch to deliver its opinion regarding the fairness of the Acquisition Consideration because it is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the Acquisition Transaction. For Merrill Lynch's services, the Company has agreed to pay Merrill Lynch a fee of $250,000, upon the delivery of Merrill Lynch's written fairness opinion. The Company also agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) incurred in connection with its engagement and to indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement.

  In the ordinary course of its securities business, Merrill Lynch may actively trade debt or equity securities of the Company for its own account and the accounts of its customers, and Merrill Lynch therefore may hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION TRANSACTION

  Relationship Between the Company and Casino USA. Casino USA currently owns all of the outstanding shares of capital stock of Casino Realty and 10,790,925 shares, or approximately 53.1% of the outstanding shares, of Common Stock of the Company. Casino France owns approximately 99% of the outstanding shares of the capital stock of Casino USA. As a part of the consideration to be paid by the Company under the Acquisition Agreement, Casino USA and Casino Realty would collectively receive 1,625,000 shares of the Company's Common Stock (i.e., the Shares). After the issuance of the Shares and taking into account its beneficial ownership of portion of the Shares held by Casino Realty, Casino USA would then hold approximately 56.6% of the then outstanding shares of the Common Stock of the Company.

  Except as provided in the Acquisition Agreement, there is no agreement between Casino USA and Casino Realty and any other party, including the Company, that would prevent them from acquiring additional shares of Company Common Stock or disposing of shares of Company Common Stock owned by them. See "Description of the Acquisition Agreement--Representations, Warranties and Covenants." Although the Company has no current intention to register, and Casino USA has informed the Company that it has no current intention to demand registration of, the Shares to be acquired pursuant to the Acquisition Agreement under the Securities Act of 1933, as amended (the "Securities Act"), Casino USA does have certain registration rights with respect to all shares of Company Common Stock it or its subsidiaries own, including the Shares. See also "Approval of the Acquisition Transactions and Related Matters--Interests of Certain Persons in the Acquisition Transaction--Registration Rights Agreement" and "Description of the Acquisition Agreement--Conveyance of Properties; Consideration." Neither Casino USA nor Casino Realty has any preemptive rights to acquire any shares of Company Common Stock. The Company's twelve-member Board of Directors includes Messrs. Emmons, Guichard, Plassat and Bouchut who also serve as directors of Casino USA and/or who are affiliated with Casino France. In addition, Mr. Emmons, who is also Chairman of the Board of the Company, serves as Chief Executive Officer and Chief Financial Officer of Casino USA and Casino Realty.

  Real Estate Transactions. Of the 173 Smart & Final Stores facilities operating in the United States as of the date of this Proxy Statement, 119 facilities are leased or subleased from either Casino USA or Casino Realty. Either the Company or its subsidiary, Smart & Final Stores has a right of first refusal to purchase each of the

Properties. See "Approval of the Acquisition Transaction and Related Matters-- Interests of Certain Persons in the Acquisition Transaction--Intercompany Agreement." The aggregate lease payments to Casino USA and Casino Realty for fiscal 1995 and the first three quarters of fiscal 1996 were $16,450,000 and $12,901,000, respectively. If the Acquisition Transaction were to fail to close for any reason, the aggregate amount of future minimum rentals through fiscal 2000 due in connection with the Properties would be approximately $73,499,000 at January 1, 1996.

  Intercompany Agreement. The Company, Casino USA and Casino Realty are parties to an intercompany agreement (the "Intercompany Agreement") in order to regulate and provide for the relationships between the Company, Casino USA and Casino Realty and to provide for certain other transactions between them. In particular, the Intercompany Agreement provides for the performance of various administrative services by the Company for Casino USA and Casino Realty and by Casino USA for the Company. None of the Company, Casino USA or Casino Realty is obligated to use such services. Intercompany services are provided at the cost of providing such services, including the estimated allocable costs of (i) management and other employees performing the services,
(ii) computer time, (iii) allocable overhead and (iv) out-of-pocket expenses. Cost, for purposes of management and employees, is based on an estimated allocation of their time, based on a study of the actual time spent in past periods. Any fees for such services cannot exceed $100,000 in any three-month period without the written consent of the user of such services.

  Since 1986, the Company has performed a variety of services for Casino USA and Casino Realty, including accounting, human resources and systems development work, the cost of which has been charged to the benefited affiliated company. These charges amounted to $435,000 for fiscal 1995. It is anticipated that the Company will continue to provide these administrative services to its affiliates at its cost and that the levels of future services will not vary significantly from prior levels. Upon consummation of the Acquisition Agreement, the Company will also provide certain other arrangement and management services to Casino USA and Casino Realty pursuant to the Acquisition Agreement which are in addition to the administrative services discussed above. See "Description of the Acquisition Agreement--Non-Operating Properties; Arrangement and Management Fees."

  In addition, under the Intercompany Agreement Casino USA grants the Company a right of first refusal on any potential transaction or matter that may be a corporate opportunity for either Casino USA (or its affiliates that it controls) and the Company (or its affiliates that it controls). A "corporate opportunity" includes a business opportunity that the Company or its subsidiaries is financially able to undertake and which by its nature is within the line of business of the Company or its subsidiaries, or an opportunity in which the Company or its subsidiaries has an actual or expectant interest, or such other opportunities as may be considered corporate opportunities under Delaware law at such time as the corporate opportunity arises. Under the Intercompany Agreement, the Company is also granted a right of first refusal to lease, sublease or purchase any store real property between 10,000 and 60,000 square feet in size and all warehouse properties in which either Casino USA or Casino Realty acquires a fee or leasehold interest after the date of the Intercompany Agreement. The Intercompany Agreement also provides that Casino USA and Casino Realty will not, and will cause its affiliates that it controls or any corporation of which either holds more than 5% of the capital stock not to, engage in the Company's business. The initial term of the Intercompany Agreement was two years, and has been renewed from time to time as provided therein.

  Other Arrangements. In addition to charges for services, there have been cash advances to and from the Company and its affiliates in prior years for which interest, at then-current short-term investment rates, was charged or credited. As of December 31, 1995, the Company owed $711,000 to Casino USA and the Company owed $1,281,000 to Casino Realty, all related to payment for services. During fiscal 1996, certain intercompany advances of cash have been made between the Company and Casino USA and Casino Realty. As of the end of the first three quarters of fiscal 1996, Casino USA had borrowed approximately $2.96 million from the Company (which was used to acquire shares of Company Common Stock from Mr. Emmons) and the Company borrowed approximately $8.095 million from Casino Realty. In fiscal 1995, no intercompany advances of cash were made.

  Tax Agreement. In connection with the Company's initial public offering, the Company and Casino USA became parties to a tax termination agreement, which provides, among other things, that the Company and Casino USA will settle the tax effects of timing differences for the pre-termination period. In accordance with this agreement, the Company made tax termination payments to Casino USA aggregating $258,000 in fiscal 1995 and will make tax termination payments to Casino USA aggregating $257,000 through 1996.

  The Company and Casino USA are parties to a state tax sharing arrangement covering franchise tax obligations in the State of California. Under this arrangement, the Company has made tax sharing payments to Casino USA, based upon pre-tax income for financial reporting purposes adjusted for certain agreed upon items. The Company made tax sharing payments to Casino USA aggregating $1,687,000 in fiscal 1995.

  Certain Consulting Agreements. Yves Guichard and Gilles Pinoncely, past directors of the Company and affiliates of Casino France, are each party to a Consulting Agreement with the Company, pursuant to which each has agreed to provide consulting services to the Company from October 1, 1995 until September 30, 1997, in exchange for the sum of $80,000, payable quarterly, in advance.

  Registration Rights Agreement. The Company, Casino USA and Mr. Emmons are parties to a Registration Rights Agreement, as amended, pursuant to which the Company agreed that upon the request of Casino USA or Mr. Emmons, on up to three occasions for each of them, the Company will register under the Securities Act and applicable state securities laws the sale of the Common Stock owned by Casino USA (including the Shares) or Mr. Emmons. The Company's obligation is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing and number of registrations and other similar matters. In addition, the Company is not obligated to register the Common Stock when, in the good faith judgment of its Board of Directors, such registration would materially adversely affect a pending or proposed public offering of the Company's securities or certain other transactions. The Company is also obligated to offer Casino USA and Mr. Emmons the right to include shares of Common Stock owned by them in certain registration statements filed by the Company. The Company also agreed to indemnify Mr. Emmons and Casino USA against certain liabilities under the Securities Act in connection with any such offerings. The Company is obligated to pay all expenses incidental to such registrations, excluding underwriters' discounts and commissions allocable to the sale of Common Stock offered by Casino USA or Mr. Emmons.

  Stock Purchase Agreement. Mr. Emmons, Casino USA, Casino France and the Company are parties to a Stock Purchase Agreement (the "Stock Purchase Agreement"), under which Mr. Emmons is obligated to purchase from the Company a total of 1,890,000 shares of Common Stock. The purchase price of the shares subject to the Stock Purchase Agreement in each year is the book value of such shares as of the end of the fiscal year immediately preceding the fiscal year of purchase as determined by the annual audited financial statements for the Company. Upon execution of the Stock Purchase Agreement, Mr. Emmons purchased 1,260,000 shares of Common Stock for approximately $5.44 million. Subsequently, Mr. Emmons, as an individual and as trustee for the Institute for Management and Marketing Studies Trust (the "IMMS Trust"), purchased an additional 262,500 shares for approximately $1.26 million. In December, 1992, Mr. Emmons, as trustee under the Robert and Christine Emmons Family Trust, purchased an additional 154,500 shares for approximately $768,000. In December, 1993, Mr. Emmons, as trustee under the Robert and Christine Emmons Family Trust, purchased an additional 70,000 shares for approximately $394,100. The remaining 143,000 shares must be purchased by March 7, 1999. The Stock Purchase Agreement also provides Casino USA with a right of first refusal to purchase any shares of Common Stock that Mr. Emmons may determine to sell. The Stock Purchase Agreement provides that in the event the Company proposes to register any of the shares of Common Stock or other securities under the Securities Act, it must include in such registration all of the shares that Mr. Emmons requests to be registered, pay the fees and expenses of any such offering (excluding underwriting discounts) and indemnify Mr. Emmons against certain liabilities that may arise in connection with any such offering. The Stock Purchase Agreement further provides that Casino France, until March 7, 1999, will cause shares held by Casino USA to be voted for the election of Mr. Emmons to the Board of Directors.

  Emmons Agreements. The Company and Mr. Emmons are parties to an employment agreement (the "Emmons Employment Agreement") pursuant to which Mr. Emmons agreed to serve as the Chairman of the Board and Chief Executive Officer of the Company through December 31, 1993. The Emmons Employment Agreement also provides, among other things, that Mr. Emmons will serve as a consultant to the Company for a period of ten years commencing on January 1, 1994 for an annual consulting fee of $400,000, as adjusted by the consumer price index as provided in such agreement (currently approximately $440,000). The consulting arrangement includes a covenant not to compete pursuant to which Mr. Emmons has agreed that during such ten-year period he will not engage actively in any business with or be employed by any person or business that competes in any material respect with the business of the Company. The Company has also informally agreed to pay Mr. Emmons an annual fee of $200,000 (payable in quarterly installments) in consideration of his services as Chairman of the Company's Executive Operating Committee. Mr. Emmons also served as Chairman of the Board, President and Chief Executive Officer of Casino USA pursuant to an employment agreement between Mr. Emmons and Casino USA which extended through 1993 with a consulting arrangement in effect thereafter. All compensation pursuant to such agreement is paid by Casino USA, and the Company does not reimburse Casino USA for such amounts. Mr. Emmons also owns Hunter Aviation Ltd. ("Hunter Aviation"), which from time to time leases to the Company a twin engine airplane on a per trip basis. Hunter Aviation also leases this airplane to unrelated third parties. In fiscal 1995, the Company paid Hunter Aviation approximately $44,893. The Company believes the terms of its lease arrangement with Hunter Aviation are at least comparable to those available from unrelated third parties.

CERTAIN EFFECTS OF THE ACQUISITION TRANSACTION ON THE COMPANY'S STOCKHOLDERS

  Certain Risks of the Acquisition Transaction. The Acquisition Transaction involves certain risks, including the following, that may adversely affect the Company and its stockholders and should be carefully considered before voting on the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including issuance of the Shares.

    Non-Arms' Length Transactions; No Independent Appraisals; Conflicts of Interest. The Acquisition Transaction has not been negotiated at arms' length and no unaffiliated representatives were appointed to negotiate the terms of the Acquisition Transaction or the Acquisition Agreement. If such persons had been engaged, the terms of the Acquisition Transaction and the Acquisition Agreement may have been more favorable to the Company. There have been no independent appraisals of the values of the Properties or the Non-Operating Properties. There can be no assurance what the value of these assets would be if they were sold to an unaffiliated party. An executive officer and certain directors of the Company have conflicts of interest arising out of their relationship with Casino USA and/or Casino France. See also "Approval of the Acquisition Transaction and Related Matters-- Interests of Certain Persons in the Acquisition Transaction."

    Risks of Real Property Ownership. Owning the Properties will subject the Company to risks generally incident to the ownership of real estate and real estate-related assets. Such risks include increased potential liability under the environmental protection laws (to the extent the Company does not already have the risk of such liability allocated to it under the leases and subleases on the Properties or under existing law); changes in supply of or demand for similar or competing facilities in an area and changes in interest rates and availability of permanent mortgage funds, which may render the sale or financing of the Properties difficult or unattractive; and changes in tax, real estate and zoning laws that may make ownership of the Properties unattractive to the Company.

    Financing Risks. In order to finance the Acquisition Transaction, the Company will issue a substantial amount of Common Stock and incur a substantial amount of debt to Casino USA and Casino Realty. If future cash flows are less than anticipated, the Company could have difficulty meeting interest and principal payments due on the debt and its other obligations.

  Certain Federal Income Tax Consequences. The Acquisition Transaction will not result in the recognition of any gain or loss for federal income tax purposes by the Company or its stockholders (other than Casino USA, which will have unique tax consequences not discussed below).

  Of the 91 Properties to be conveyed to the Company, Casino USA owns five leasehold Properties and Casino Realty owns the remainder. The Company, Casino USA and Casino Realty intend that the Company's acquisition of the Properties owned by Casino USA will be a taxable purchase and sale for federal income tax purposes. In that event, the Company's tax bases in such Properties generally will be equal to the cost of such Properties to the Company for federal income tax purposes. Because the consideration paid for such Properties will include the Company's Common Stock, that cost will depend in part on the fair market value per share of the Company's Common Stock on the Closing Date (as defined in the Acquisition Agreement), which for this purpose is equal to the mean between the high and low sale prices per share of the Company's Common Stock as shown on the New York Stock Exchange composite report (the "Mean Price Per Share") for the Closing Date. That cost cannot be determined until the Closing Date. It is anticipated that, if the Mean Price Per Share on the Closing Date equals or exceeds $23.375, the Company's aggregate tax basis in the Properties conveyed by Casino USA will exceed by a modest amount Casino USA's aggregate adjusted tax basis in such Properties on the Closing Date.

  The Company, Casino USA and Casino Realty intend that the Company's acquisition of the Properties owned by Casino Realty will be a reorganization for federal income tax purposes within the meaning of Sections 368(a)(1)(D) and 368(a)(2)(H) of the Internal Revenue Code of 1986, as amended (the "Code"). In that event, the Company's tax bases in such Properties generally will be equal to Casino Realty's adjusted tax bases in such Properties on the Closing Date, which is estimated to total approximately $74 million.

  Consequently, it is anticipated that if the Closing occurs in December 1996 and the Mean Price Per Share on the Closing Date equals or exceeds $23.375, the Company's aggregate tax basis in the Properties will exceed by a modest amount the aggregate adjusted tax basis of Casino USA and Casino Realty in the Properties on the Closing Date.

  It is also anticipated that if the Mean Price Per Share on the Closing Date equals or exceeds $23.375, reorganization treatment for the Properties conveyed by Casino Realty will result in a significantly lower aggregate tax basis for the Company in such Properties than would have resulted under a taxable purchase and sale, and in a substantial federal income tax savings for Casino Realty and Casino USA until Casino USA sells or otherwise disposes of the Shares received by Casino Realty. A lower tax basis in the Properties acquired from Casino Realty would result in (i) reduced depreciation deductions, and presumably greater federal income taxes, for the Company over the 39-year recovery period, and (ii) a larger gain or a smaller loss to the Company upon any sale or other taxable disposition of any such Properties during the recovery period. All of these amounts will depend in part on the Mean Price Per Share on the Closing Date, and thus cannot be determined until the Closing Date.

  If the Non-Operating Properties are sold for an aggregate gross sales price of less than $5.7 million, the Company's payment of the difference to Casino USA and Casino Realty likely will be treated for federal income tax purposes as additional consideration paid for the Properties. It is anticipated that the smaller portion of that difference that is allocable to the Properties acquired from Casino USA will increase the Company's tax bases in such Properties, but the larger portion of that difference that is allocable to the Properties acquired from Casino Realty will have no effect on the Company's tax bases in those Properties. In that event, any such payment by the Company will increase the tax disadvantage to the Company, and the tax benefit to Casino Realty and Casino USA, of reorganization treatment for the Properties owned by Casino Realty, as discussed in the immediately preceding paragraph.

  It is anticipated that if the Non-Operating Properties are sold for an aggregate gross sales price of more than $5.7 million, the receipt by the Company of most or all of its share of the excess will be treated for federal income tax purposes as a nontaxable reduction in the consideration paid by the Company for the Properties, rather than as income. In the event of such a reduction, it is anticipated that the smaller portion of the reduction that is allocable to the Properties acquired from Casino USA will decrease the Company's tax bases in such Properties, but the larger portion of the reduction that is allocable to the Properties acquired from Casino Realty will have no effect on the Company's tax bases in those Properties. Any such reduction in the consideration paid by the Company for the Properties will decrease the tax disadvantage to the Company, and the tax benefit to Casino Realty and Casino USA, of reorganization treatment for the Properties owned by Casino Realty, as discussed above.

  It is anticipated that the arrangement and management fees aggregating $1.5 million to be paid to the Company over the next three years will constitute income.

  The above discussion summarizes certain federal income tax consequences of the Acquisition Transaction and is based on provisions of the Code, judicial decisions, Treasury Regulations and Internal Revenue Service ("IRS") rulings interpreting the Code, all of which are subject to different interpretations or to change, possibly with retroactive effect. No ruling from the IRS or opinion from counsel has been or will be sought with respect to any of the tax matters arising from or related to the Acquisition Transaction. In addition, various foreign, state and local laws may provide tax consequences that vary significantly from the federal income tax consequences described above. See also "--Certain California Property Tax Consequences" below.

  Certain California Property Tax Consequences. Nearly all of the real properties as to which fee or leasehold interests are to be acquired by the Company in the Acquisition Transaction are located in California. All such properties (the "California Properties") are subject to annual California real property taxes that include ad valorem taxes generally ranging from 1.0 to 1.1 percent of the assessed value of each such property. A subsidiary of the Company leases and subleases nearly all of the California Properties from Casino USA and Casino Realty, and is responsible for the payment of all California property taxes imposed on such properties pursuant to the terms of such leases and subleases.

  Under Article XIIIA of the California Constitution (initially passed by California voters in 1978 as Proposition 13), the assessed value of real property is generally equal to its fair market value on the date of its most recent "change in ownership" (the "base year value"), plus an inflation factor not exceeding two percent per year. Because, among other reasons, Casino USA, its direct and indirect owners and its wholly-owned subsidiaries do not own all of the outstanding stock of the Company, the Acquisition Transaction will constitute a "change in ownership" with respect to nearly all of the California Properties (the "Reassessable Properties").

  Subject to the Company's appeal rights, the assessors of the various counties in which the Reassessable Properties are located will determine a new base year value for each of the Reassessable Properties, effective on the first day of the first month following the Closing Date. Each Reassessable Property's new base year value will be equal to its fair market value on the Closing Date, determined without regard to the terms of any lease and/or sublease of such Reassessable Property. Although the new base year values probably will not be known until several years after the Closing Date, the aggregate new base year value of the Reassessable Properties could exceed their aggregate current assessed value, and in that event the Acquisition Transaction would result in additional California property taxes to the Company and its subsidiaries.

  The above discussion summarizes certain California property tax consequences of the Acquisition Transaction and is based on provisions of the California Constitution, the California Revenue and Taxation Code and the California Code of Regulations and on judicial decisions, all of which are subject to different interpretations or to change, possibly with retroactive effect. No advisory opinion from the California State Board of Equalization, ruling from any county assessor or opinion from counsel has been or will be sought with respect to any of the California property tax matters arising from or related to the Acquisition Transaction.

  No Dissenters' Rights. The Company's stockholders are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Acquisition Transaction.

CERTAIN FORWARD-LOOKING STATEMENTS

  The statements contained in this Proxy Statement regarding matters that are not statements of historical fact, including statements as to future operating results and benefits and risks of the Acquisition Transaction, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the statements made as a result of various factors, including those stated in "Approval of the Acquisition Transaction and Related Matters--Certain Effects of the Acquisition Transaction on the Company's Stockholders" and elsewhere in this Proxy Statement and other factors which are listed from time to time in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other documents filed by the Company with the Securities and Exchange Commission.

APPROVAL OF THE PROPOSAL

  The proposal to approve the proposed Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares, must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and present at the Special Meeting. Abstention votes, unlike broker non-votes, are counted in determining the total number of votes cast on this proposal and thus have the effect of a vote against the proposal. Casino USA, which currently holds 53.1% of the outstanding shares of the Company Common Stock, has informed the Company that it in tends to vote to approve the Acquisition Agreement, and the Acquisition Transaction contemplated thereby, including the issuance of the Shares, and, therefore, stockholder approval is assured.

  THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE PROPOSED ACQUISITION AGREEMENT, AND ACQUISITION TRANSACTION CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF THE SHARES.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                   PRO FORMA UNAUDITED FINANCIAL STATEMENTS

  The following pro forma unaudited balance sheet as of October 6, 1996, and pro forma unaudited statements of income for the fiscal year ended December 31, 1995 and for the three quarters ended October 6, 1996, illustrate the effect of the Acquisition Transaction, including the Company's proposed acquisition of the Properties from Casino Realty and Casino USA, which is currently anticipated to occur on or about January 31, 1997. Such pro forma unaudited financial statements are based on the Company's historical financial statements and certain estimates and assumptions set forth below and in the notes to such pro forma unaudited financial statements. The pro forma unaudited balance sheet assumes that the acquisition of the Properties occurred on October 6, 1996, and the pro forma unaudited statements of income assume that the acquisition of the Properties occurred at the beginning of fiscal 1995.

  The pro forma adjustments are based upon currently available information and upon certain assumptions that the Company believes are reasonable. The adjustments included in the unaudited pro forma financial statements represent the Company's preliminary determination of such adjustments. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial statements.

  The unaudited pro forma financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the Acquisition Transaction had been consummated as of the indicated dates. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of the Company, together with the related notes thereto, incorporated by reference in this Proxy Statement.

                               SMART & FINAL INC.

                       PRO FORMA UNAUDITED BALANCE SHEET
                                OCTOBER 6, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  THE      PURCHASE   ADJUSTED
                                                COMPANY  OF ASSETS(1) PRO FORMA
                                                -------- ------------ ---------
                    ASSETS
Current assets:
  Cash and cash equivalents.................... $ 17,636                17,636
  Trade notes and accounts receivable, less
   allowance for doubtful accounts of $2,056 in
   1996........................................   58,426                58,426
  Inventories..................................  122,583               122,583
  Prepaid expenses.............................    7,007                 7,007
  Deferred tax asset...........................    7,385                 7,385
                                                --------               -------
  Total current assets.........................  213,037               213,037
Property, plant and equipment:
  Land.........................................    1,262    42,457      43,719
  Buildings and improvements...................    3,170    33,543      36,713
  Leasehold improvements.......................   52,234                52,234
  Fixtures and equipment.......................  129,425               129,425
                                                --------    ------     -------
                                                 186,091    76,000     262,091
  Less--Accumulated depreciation and
   amortization................................   72,904                72,904
                                                --------    ------     -------
    Net property, plant and equipment..........  113,187    76,000     189,187
Assets under capital leases, net...............      568                   568
Goodwill.......................................    9,131                 9,131
Deferred tax asset.............................    3,118                 3,118
Other assets...................................   17,146                17,146
                                                --------    ------     -------
      Total assets............................. $356,187    76,000     432,187
                                                ========    ======     =======

     See accompanying notes to the pro forma unaudited financial statements

                               SMART & FINAL INC.

                       PRO FORMA UNAUDITED BALANCE SHEET
                                OCTOBER 6, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 THE       PURCHASE   ADJUSTED
                                               COMPANY   OF ASSETS(1) PRO FORMA
                                               --------  ------------ ---------
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long term debt........ $    136                    136
  Bank line of credit.........................   21,000                 21,000
  Accounts payable............................   67,547                 67,547
  Payable to Parent and affiliates............    7,058                  7,058
  Accrued salaries and wages..................    9,582                  9,582
  Other accrued liabilities...................   23,923                 23,923
  Workers' compensation reserve...............    2,800                  2,800
                                               --------                -------
    Total current liabilities.................  132,046                132,046
Long term liabilities:
  Notes payable, net of current maturities....    9,152     38,000      47,152
  Bank debt...................................   35,000                 35,000
  Obligations under capital leases............      743                    743
  Postretirement and postemployment benefits..   21,187                 21,187
                                               --------     ------     -------
    Total long term liabilities...............   66,082     38,000     104,082
Minority interest.............................    1,601                  1,601
Stockholders' equity:
  Preferred stock, $1 par value (authorized--
   10,000,000 shares; no shares issued) Common
   stock, $.01 par value (authorized--
   100,000,000 shares; 20,329,417 shares
   issued and outstanding and 21,954,417
   shares Pro forma)..........................      203         16         219
  Additional paid-in capital..................  106,042     37,984     144,026
  Cumulative translation loss.................     (928)                  (928)
  Retained earnings...........................   51,141                 51,141
                                               --------     ------     -------
    Total stockholders' equity................  156,458     38,000     194,458
                                               --------     ------     -------
      Total liabilities and stockholders'
       equity................................. $356,187     76,000     432,187
                                               ========     ======     =======

     See accompanying notes to the pro forma unaudited financial statements

                               SMART & FINAL INC.

                      PRO FORMA UNAUDITED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                        THE        PURCHASE      ADJUSTED
                                      COMPANY    OF ASSETS(1)   PRO FORMA
                                     ----------  ------------   ----------
Sales............................... $1,173,325                 $1,173,325
Cost of sales, buying and
 occupancy..........................    984,486      9,684 (2)     994,170
Lease expense to affiliates.........     17,107    (16,322)(3)         785
                                     ----------    -------      ----------
Gross margin........................    171,732      6,638         178,370
Operating and administrative
 expenses...........................    135,017        800 (4)     135,817
Warehouse start up costs............      4,250                      4,250
                                     ----------    -------      ----------
  Income from operations............     32,465      5,838          38,303
                                     ----------    -------      ----------
  Interest income...................        472                        472
  Interest expense..................     (2,500)    (2,850)(5)      (5,350)
  Other income......................                   750 (6)         750
  Other expense.....................                  (840)(7)        (840)
                                     ----------    -------      ----------
                                         (2,028)    (2,940)         (4,968)
Income before provision for income
 taxes and minority share of net
 income.............................     30,437      2,898          33,335
Provision for income taxes..........     12,043      1,147 (8)      13,190
Minority share of net income........        248                        248
                                     ----------    -------      ----------
Income from consolidated
 subsidiaries.......................     18,146      1,751          19,897
Equity earnings in unconsolidated
 subsidiary.........................        150                        150
                                     ----------    -------      ----------
Net income.......................... $   18,296      1,751      $   20,047
                                     ==========    =======      ==========
Earnings per common share........... $     0.88                 $     0.90 (9)
                                     ==========                 ==========
Weighted average common shares and
 common share equivalents........... 20,750,818                 22,375,818 (9)
                                     ==========                 ==========


     See accompanying notes to the pro forma unaudited financial statements

                               SMART & FINAL INC.

                      PRO FORMA UNAUDITED INCOME STATEMENT
                      FOR THE PERIOD ENDED OCTOBER 6, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        THE        PURCHASE      ADJUSTED
                                      COMPANY    OF ASSETS(1)   PRO FORMA
                                     ----------  ------------   ----------
Sales............................... $  996,190                 $  996,190
Cost of sales, buying and
 occupancy..........................    836,968      7,608 (2)     844,576
Lease expense to affiliates.........     13,557    (12,901)(3)         656
                                     ----------    -------      ----------
Gross margin........................    145,665      5,293         150,958
Operating and administrative
 expenses...........................    112,945        539 (4)     113,484
                                     ----------    -------      ----------
  Income from operations............     32,720      4,754          37,474
                                     ----------    -------      ----------
  Interest income...................        363                        363
  Interest expense..................     (2,796)    (2,192)(5)      (4,988)
  Other income......................                   375 (6)         375
                                     ----------    -------      ----------
                                         (2,433)    (1,817)         (4,250)
Income before provision for income
 taxes and minority share of net
 income.............................     30,287      2,937          33,224
Provision for income taxes..........     11,720      1,137 (8)      12,857
Minority share of net income........        166                        166
                                     ----------    -------      ----------
Income from consolidated
 subsidiaries.......................     18,401      1,800          20,201
Equity earnings in unconsolidated
 subsidiary.........................        159                        159
                                     ----------    -------      ----------
Net income.......................... $   18,560      1,800      $   20,360
                                     ==========    =======      ==========
Earnings per common share........... $     0.88                 $     0.89 (9)
                                     ==========                 ==========
Weighted average common shares and
 common share equivalents........... 21,205,782                 22,830,782 (9)
                                     ==========                 ==========


     See accompanying notes to the pro forma unaudited financial statements

                              SMART & FINAL INC.

               NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS
                                OCTOBER 6, 1996

  (1) Reflects the acquisition of the Properties by the Company from Casino Realty and Casino USA in consideration for the issuance of 1,625,000 shares of the Company's Common Stock (the "Shares") and the Company's five-year promissory notes (the "Notes") in the aggregate initial principal amount of $38,000,000, allocated as follows:

       Common Stock Issued......................................... $38,000,000
       Notes Payable...............................................  38,000,000
                                                                    -----------
         Total Consideration....................................... $76,000,000
                                                                    ===========
       Fair Value of the Properties Acquired....................... $76,000,000
                                                                    ===========

  The estimated fair value of the Shares is $38,000,000 (or $23.375 per share), which is based upon the market value of the Shares at the date the parties structured the transaction. The Notes bear interest at an annual rate of 0.25% over LIBOR maturities selected by the Company from time to time. As of the date of this Proxy Statement, LIBOR plus 0.25% is 6%. A change of 1/8 percent in the interest rate would initially effect annual pre-tax income by $47,500. For purposes of the Pro Forma Unaudited Financial Statements, an effective annual interest rate of 7.5% has been used, based on management's intention to later fix the interest rate of the Notes. Principal is payable under the Notes in five equal annual installments (plus accrued interest) commencing one year from the consummation of the acquisition of the Properties.

  The allocation of the consideration between land and facilities is based upon the relationship of the carrying values of the Properties and analysis of current market conditions.

  (2) This adjustment records lease rents due to third parties previously subleased from Casino Realty ($7,179,000 in fiscal year 1995 and $5,676,000 in the first three quarters ended fiscal year 1996) and the depreciation of the acquired Properties over their remaining useful lives ($2,505,000 in fiscal year 1995 and $1,932,000 in the first three quarters ended fiscal year 1996). The average useful lives for the acquired Properties is 13 years.

  (3) The elimination of lease rent paid to Casino Realty and Casino USA for the acquired Properties.

  (4) Management's estimates of the ongoing cost of administration, additional property taxes and insurance costs of the acquired Properties.

  (5) Interest expense on the Notes payable issued estimated to be at an effective rate of 7 1/2 percent per annum. See also Note (1).

  (6) Transaction fees of $750,000 in fiscal year 1995 earned upon consummation of the acquisition of the Properties, assumed to have occurred on January 1, 1995, and $375,000 assumed earned in the first three quarters ended in fiscal 1996, related to the sale of the Non-Operating Properties, pursuant to the Agreement for Conveyance of Real Property dated as of October 31, 1996, between Casino Realty and Casino USA and the Company.

  (7) Administrative, legal, tax and accounting fees incurred in the acquisition of the Properties from Casino Realty and Casino USA.

  (8) Income taxes based upon the Company's effective tax rate (39.6 percent in fiscal year 1995 and 38.7 percent in the first three quarters ended in fiscal year 1996).

                               SMART & FINAL INC.

  (9) Earnings per share have been computed as if the Acquisition Transaction occurred at the beginning of the periods presented as follows:

       Weighted Average of Common Stock Outstanding During Fiscal
        Year 1995.................................................. 20,750,818
       Shares Issued...............................................  1,625,000
                                                                    ----------
                                                                    22,375,818
                                                                    ==========
       Weighted Average of Common Stock Outstanding During The
        First Three Quarters Ended Fiscal Year 1996................ 21,205,782
       Shares Issued...............................................  1,625,000
                                                                    ----------
                                                                    22,830,782
                                                                    ==========

                   DESCRIPTION OF THE ACQUISITION AGREEMENT

  The following is a summary of the Acquisition Agreement, is not intended to be a complete and is qualified in its entirety by reference to the full text of the Acquisition Agreement, attached to this Proxy Statement as Annex A. Stockholders are urged to read the Acquisition Agreement in its entirety.

CONVEYANCE OF PROPERTIES; CONSIDERATION

  On the Closing Date (as defined below), subject to the terms and conditions of the Acquisition Agreement, Casino USA and Casino Realty will convey to the Company, and the Company will acquire from Casino USA and Casino Realty, the Properties. The consideration to be delivered by the Company for the Properties will be 1,625,000 newly-issued shares of its Common Stock (i.e., the Shares) and the Company's unsecured negotiable promissory notes (i.e., the Notes) in the aggregate initial principal amount of $38 million. Such Shares will be issued to Casino USA and Casino Realty without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on
Section 4(2) of the Securities Act exempting transactions not involving a public offering.

  The Notes will bear interest at an annual rate of 25 basis points over LIBOR maturities selected by the Company from time to time, with principal payable in five equal annual installments (plus accrued interest) commencing one year from the Closing Date. The Notes will also obligate the Company to not, nor permit any subsidiary to, absent the consent of the holder, (i) create, incur, assume or permit to exist any new debt (other than refinancing of existing debt) in excess of $10 million not included in the Company's financial statements dated as of December 29, 1996, other than trade debt or purchase money debt incurred in connection with the acquisition of capital assets including capitalized leases; (ii) sell, lease or pledge assets equal to an aggregate amount of $10 million, other than merchandise inventory, closed stores and other excess or unused properties in the ordinary course of business; or (iii) permit involuntary liens in excess of an aggregate amount of $5 million to arise with respect to any property or assets or the levy of any state or federal tax lien which is not removed within 90 days or is otherwise being protested by the Company.

  Such consideration was valued by the parties for accounting purposes at approximately $76 million, on the basis of a value for the Company's common stock of $23.375 per share. The value of such consideration for accounting purposes is to be allocated among the Properties being conveyed by Casino Realty and the Properties being conveyed by Casino USA in the amounts shown on a Schedule to the Acquisition Agreement and the Company intends to account for the transaction in fiscal 1996. The value of such consideration for tax purposes will depend in part on the mean between the high and low sale prices per share of the Company's common stock as shown on the New York Stock Exchange composite report for the Closing Date. The value of such consideration for tax purposes is to be allocated among the Properties being conveyed by Casino Realty and the Properties being conveyed by Casino USA in proportion to certain amounts shown on a Schedule to the Acquisition Agreement.

  For federal income tax purposes, (i) the conveyance of all of the Properties owned by Casino Realty is intended by the parties to qualify as a reorganization under Sections 368(a)(1)(D) and 368(a)(2)(H) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Acquisition Agreement intended to be the plan of reorganization with respect thereto, and (ii) the conveyance of all of the Properties owned by USA is intended by the parties to constitute a taxable sale and purchase of such Properties.

CLOSING; TERMINATION

  The closing (the "Closing") of the transactions contemplated by the Acquisition Agreement will take place at the Company's offices within five business days after the Special Meeting, or at such other time as may be agreed upon by the Company, Casino USA and Casino Realty; provided, however, that the Acquisition Agreement will terminate and be of no force and effect if the Closing does not occur by December 13, 1997. The date of the Closing is referred to as the Closing Date. The Closing and the consummation of the transactions contemplated by the Acquisition Agreement will be deemed effective as of 12:01 a.m. on the Closing Date.

CONDITIONS

  The obligations of the Company to consummate the Acquisition Agreement are subject to certain conditions, each of which may be waived in writing by the Company, including the following: (a) Chicago Title Insurance Company will have agreed to issue its Standard Coverage (or, if the Company elects, Extended Coverage) Owner's (Lessee's) Policies of Title Insurance (with such endorsements as the Company requires) with aggregate liability in the amount of the consideration, showing title to the Properties in the Company, subject only to the exceptions shown on the printed portion of the policies, non-delinquent real property taxes, the leases being assumed by the Company under the Acquisition Agreement and any other exceptions approved by the Company;
(b) Casino USA and Casino Realty will have delivered to the Company acceptable forms of all estoppel certificates, consents, assignments, deeds and documents and all funds required by the Acquisition Agreement; (c) Casino USA and Casino Realty will have assigned to the Company all third party warranties and permits relative to the Properties and all contracts and agreements affecting the Properties approved by the Company; (d) the Company will have the approval and consent of the Company's Board of Directors and the Special Committee of the Board of Directors, the Company's stockholders and all other governmental entities or third parties required in connection with the consummation of the Acquisition Agreement; (e) the Company will have received a satisfactory fairness opinion relative to the transactions which are the subject the Acquisition Agreement; (f) Casino USA and Casino Realty will have transferred to the Company, without additional consideration, and free and clear of all liens, claims and encumbrances, any miscellaneous personal and intangible property owned by Casino USA and Casino Realty and used in connection with the Properties; (g) Casino USA and Casino Realty will have satisfied all monetary encumbrances against the Properties other than liens for non-delinquent taxes and assessments and those liens created by the Company or its subsidiaries or otherwise the responsibility of the Company or its subsidiaries under any leases under which the Company or its subsidiaries currently lease any Properties from Casino USA or Casino Realty; and (h) the representations and warranties of Casino USA and Casino Realty contained in the Acquisition Agreement will be complete, true and correct as of the Closing Date.

  The obligations of Casino USA and Casino Realty to consummate the Acquisition Agreement are subject to certain conditions, each of which may be waived in writing by Casino USA and Casino Realty, including the following:
(a) the Company will have delivered to Casino USA and Casino Realty all funds and documents required to be delivered under the Acquisition Agreement; and
(b) the representations and warranties of the Company contained in the Acquisition Agreement will be complete, true and correct as of the Closing Date.

REPRESENTATIONS, WARRANTIES AND COVENANTS

  In the Acquisition Agreement, Casino USA and Casino Realty make limited representations, warranties and covenants to the Company, including the following: (a) due organization and good standing, and authority and lack of conflicts relative to the Acquisition Agreement and the transactions contemplated thereby; (b) the Company's access during normal business hours to all documents (including maps, surveys, test, reports and other documents) relating to the Properties possessed by Casino USA and Casino Realty; (c) except for matters known to the Company or its subsidiaries, caused or suffered by the Company or any of its subsidiaries or which are their responsibility under the leases under which the Company or its subsidiaries currently lease any Properties from Casino USA or Casino Realty, (i) compliance with, and absence of violation of, all laws, orders or regulations affecting the Properties, (ii) no notice or knowledge of violation of any law, order or regulation or of any covenant, condition, restriction or easement on any Property, (iii) no knowledge of any intended public improvement upon any Property or any intended or proposed law or regulation which may adversely affect the use or development of any Property or any pending or threatened action, claim, proceeding or investigation against or affecting any Property,
(iv) no defaults under the leases being transferred under the Acquisition Agreement, and (v) no generation, storage, release or disposal of hazardous substances or wastes from or on any Property in violation of any law or regulation during Casino USA's and Casino Realty's ownership or, to their best knowledge, any time prior thereto, and no notice of any generation, storage, release or disposal of hazardous substance or wastes from or on any Property in violation of any law or regulation; and (d) Casino USA's and Casino Realty's experience, investment intent and understanding that the Shares will be issued without registration under the Securities Act, and such Shares will be considered "restricted securities" within the meaning of Rule 144 promulgated under such Act. The Company acknowledges and agrees that it will acquire the Properties and all other rights its is acquiring under the Acquisition Agreement "as-is" as of the Closing Date, based on the Company's own inspections, investigations and evaluations.

  Casino USA and Casino Realty also make certain tax representations, warranties and covenants to the Company, including the following: (a) no acquisition of any Properties by Casino USA or Casino Realty from the other or from any other person or entity in anticipation of the conveyance to the Company under the Acquisition Agreement; (b) the Properties owned by Casino Realty constitute substantially all of its assets for federal tax income purposes; (c) Casino USA's ownership of all of the outstanding shares of capital stock of Casino Realty and of 10,790,925 shares of Common Stock of the Company; (d) no intention to transfer or dispose of any Shares (except in accordance with the plan of reorganization) or any other shares of Common Stock of the Company; (e) in pursuance of the plan of reorganization, to cause Casino Realty to distribute its Note and Shares, as well as its other remaining assets, to Casino USA, in a transaction that qualifies under Section 356 of the Code; and (f) not to take or cause or permit any of their subsidiaries to take any action, or suffer to exist any condition, that would disqualify the conveyance of the Casino Realty Properties as a reorganization within the meaning of Sections 368(a)(1)(D) and 368(a)(2)(H) of the Code. The Company makes certain tax representations, warranties and covenants to Casino USA and Casino Realty, including the following: (a) the maximum number of shares of the Company's common stock which would be outstanding immediately after the Closing on a fully diluted basis; (b) no intention to reacquire any Shares; and (c) following the Closing, the Company will use the Properties acquired from Casino Realty in a business, and the Company will not take or cause or permit any of its subsidiaries to take any action (including, without limitation, (i) the cessation of any business, and (ii) sales or other dispositions of any of the Casino Realty Properties), that would disqualify the conveyance of the Casino Realty Properties as a reorganization within the meaning of Sections 368(a)(1)(D) and 368(a)(2)(H) of the Code (provided, however, that dispositions of any of such Properties made in the ordinary course of business, and any action or omission by the Company in connection with any transfer or disposition of shares of the Company's common stock by Casino USA or Casino Realty to any person, are deemed not to breach this covenant).

COSTS AND EXPENSES

  Under the Acquisition Agreement, Casino USA and Casino Realty are responsible for all documentary transfer taxes, any sales taxes and the premiums for standard coverage Owner's (Lessee's) policies of title insurance. The Company is responsible for the balance of any title insurance premiums (if the Company elects to obtain extended coverage), any required surveys, the cost of any endorsements required by the Company and the costs of recording the deed to the Properties. Any other closing costs will be allocated between the Company and Casino USA and Casino Realty in accordance with customary real estate practice in Los Angeles County, California.

  Each party is responsible for its own legal fees and expenses in connection with the negotiation and consummation of the Acquisition Agreement. Casino USA and Casino Realty are responsible for all costs and expenses of placing the title to the Properties in the condition called for by the Acquisition Agreement.

OTHER COVENANTS; INDEMNIFICATION

  The Acquisition Agreement provides that, prior to the Closing Date, (a) Casino USA and Casino Realty will not enter into any new leases or contracts or amend any existing leases and contracts, without the Company's written approval, which may be withheld for any reason or for no reason; (b) except as may currently be the responsibility of the Company under its leases with Casino USA or Casino Realty, Casino USA and Casino Realty will, at their sole expense, cause each Property to be maintained and operated in a manner consistent with prior practices and in its present physical condition, discharge their obligations under the leases and contracts to be transferred under the Acquisition Agreement and cause compliance with all applicable governmental requirements relative to each Property.

  The Acquisition Agreement provides that, after the Closing Date, (a) Casino USA and Casino Realty will notify all third parties to the leases being transferred under the Acquisition Agreement that the Company has acquired the Properties and succeeded to the obligations of Casino USA or Casino Realty under such leases, and (b) the parties will administer the prorations called for by the Acquisition Agreement.

  The Acquisition Agreement also provides that each party will indemnify and hold the other parties harmless from all costs, liabilities and expenses, including attorneys' fees, that may result from the incorrectness of any representations and warranties made by, or breach of any of the covenants of, the indemnifying party.

NON-OPERATING PROPERTIES; ARRANGEMENT AND MANAGEMENT FEES

  The Company has also agreed under the Acquisition Agreement to assist in the sale of six former Smart & Final stores, one parcel of land and one office building located in California and three parcels of land and one improved property located in Texas (collectively, the "Non-Operating Properties"), which are currently owned (or, in a few instances, until recently were owned) by Casino USA and Casino Realty, on or before December 31, 1998, for an aggregate sale price of at least $5.7 million. In the event that all of the Non-Operating Properties are sold at an aggregate gross sales price of less than $5.7 million, then the Company is required to pay to Casino USA and Casino Realty the difference between $5.7 million and the actual aggregate gross sales price. In the event that all of the Non-Operating Properties are sold at an aggregate gross sales price of more than $5.7 million, then Casino USA and Casino Realty are required to pay to the Company all of the excess up to $0.5 million and one-third of any remaining excess. The Company is also required to acquire any Non-Operating Properties which are not sold by December 31, 1998, at a price equal to (i) $5.7 million, less (ii) the aggregate gross sales price of any Non-Operating Properties previously sold, less (iii) any commissions that would have otherwise been payable had the properties being transferred been sold to a third party. For purposes of these obligations, the parties agreed that the gross sales prices and proceeds of the Non-Operating Properties sold would include the gross sales prices and proceeds of all Non-Operating Properties sold by Casino USA and Casino Realty prior to the date of the Acquisition Agreement and/or the Closing Date. As of the date of this Proxy Statement, four of the Non-Operating Properties have already been sold for aggregate gross sales proceeds of $1.3 million. As a result, the eight remaining Non-Operating Properties would have to be sold for aggregate gross sales proceeds of at least $4.4 million. The Company believes that it will be able to sell such Non-Operating Properties on behalf of Casino USA and Casino Realty, on or before December 31, 1998, for aggregate gross sales proceeds of at least $4.4 million.

  Casino USA and Casino Realty have also agreed under the Acquisition Agreement to pay the Company certain arrangement and management fees totalling $1.5 million. Such fees are payable $750,000 on the Closing Date, $500,000 on or before January 15, 1998, and $250,000 on or before January 15, 1999.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information regarding the ownership of the Company's Common Stock as of December 18, 1996 by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) the executive officers of the Company and its subsidiaries named below; and
(iv) all directors and executive officers of the Company and its subsidiaries as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                             NUMBER
                                                           OF SHARES
                                                          BENEFICIALLY PERCENT
             NAME                                            OWNED     OF CLASS
             ----                                         ------------ --------
   Casino USA, Inc.(1)...................................  10,790,925    53.1%
   Antoine Guichard(2)...................................  10,836,364    53.3
   Pierre B. Bouchut(2)..................................  10,791,364    53.1
   Georges Plassat(2)....................................  10,791,364    53.1
   Ronald Baron(3).......................................   3,126,595    14.3
   U.S. Trust Company of New York(4).....................   1,263,000     6.2
   Robert J. Emmons(5)...................................     879,400     4.3
   Roger M. Laverty, III(6)(7)...........................     224,587     *
   Martin A. Lynch(6)....................................     146,906     *
   Dennis L. Chiavelli(6)................................      79,703     *
   Ross E. Roeder(6)(8)..................................      30,939     *
   Louis E. Scott(6)(8)..................................      30,439     *
   David J. McLaughlin(6)(8).............................      30,389     *
   Edward I. Sternlieb...................................       7,667     *
   James S. Gold.........................................       3,439     *
   Timm F. Crull(9)......................................       2,439     *
   Thomas G. Plaskett....................................       1,439
   All directors and executive officers as a group
    (21 persons)(2)(5)(6)(7)(8)(9).......................  12,466,124    59.3%

--------
* Less than 1%.
(1) Casino France, as the owner of approximately 99% of the capital stock of Casino USA, may be deemed to beneficially own such shares. The address of Casino USA is 524 Chapala Street, Santa Barbara, California 93101, and the address of Casino France is 24, rue de la Montat, 42008 St.-Etienne Cedex 2, France.
(2) Includes 10,790,925 shares beneficially owned by Casino France, which Messrs. Guichard, Plassat and Bouchut may be deemed to beneficially own by virtue of their relationships and/or positions as shareholders and/or officers of Casino France and its ownership of approximately 99% of the capital stock of Casino USA. The address of Messrs. Guichard, Plassat and Bouchut is 24, rue de la Montat, 42008 St. Etienne Cedex 2, France.

(3) All information with respect to Mr. Baron is based solely on Amendment No. 2 to Schedule 13D dated December 17, 1996, filed by him. Mr. Baron has sole voting and dispositive power over 318,000 shares (or 1.6% of the outstanding shares) and shared voting and dispositive power over 2,808,595 shares (or 12.7% of the outstanding shares). Of the 318,000 shares, 300,000 shares are held in his capacity as General Partner of Baron Capital Partners, L.P. and 18,000 shares are held by him personally. Of the 2,808,595 shares, 2,281,000 shares are held for the account of two registered investment companies, Baron Asset Fund and Baron Growth & Income Fund (the "Baron Funds"), which are advised by BAMCO, Inc., a registered investment advisor controlled by Mr. Baron, and 527,595 shares are held for the accounts of investment advisory clients of Baron Capital Management, Inc. ("BCM"), a registered investment company controlled by Mr. Baron. Mr. Baron disclaims beneficial ownership of shares held by the Baron Funds and for the accounts of investment advisory clients of BCM. The address of Mr. Baron is 767 Fifth Avenue, 24th Floor, New York, New York 10153.

(4) All information with respect to U.S. Trust Company of New York ("U.S. Trust") is based solely on a Schedule 13G dated February 14, 1996, filed by it. U.S. Trust acquired its beneficial ownership on behalf of others either through a trust/fiduciary capacity and/or a portfolio management/agency relationship. The address of U.S. Trust is 114 West 47 Street, New York, New York 10036.
(5) Includes 764,400 shares held by the Robert & Christine Emmons Family Trust, of which Mr. Emmons is the trustee and a beneficiary, and 143,000 shares which Mr. Emmons has the obligation to acquire under the Stock Purchase Agreement. Mr. Emmons is the Chairman of the Board, President and Chief Financial Officer of Casino USA but disclaims beneficial ownership of the shares of Common Stock owned by Casino USA. The address of Mr. Emmons is 524 Chapala Street, Santa Barbara, California 93101.
(6) Includes shares which such persons have the right to acquire within 60 days pursuant to the exercise of outstanding stock options of which 154,167 shares are attributable Mr. Laverty, 117,500 shares are attributable to Mr. Lynch, 46,334 shares are attributable to Mr. Chiavelli, 22,500 shares are attributable to Mr. Roeder, 22,500 shares are attributable to Mr. Scott, 22,500 shares are attributable to Mr. McLaughlin, 6,667 shares are attributable to Mr. Sternlieb and 541,502 shares are attributable to all directors and executive officers as a group.
(7) Includes 450 shares held directly by Mr. Laverty's wife, which Mr. Laverty may be deemed to beneficially own, and 42,470 shares held of record in a revocable living trust of which Mr. Laverty and his wife are trustees.
(8) Includes shares held in profit sharing or IRA accounts for the benefit of the named individual or members of his immediate family.
(9) Shares held in family trust.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the Special Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matter in their discretion.

                            ATTENDANCE OF AUDITORS

  Arthur Andersen has audited the financial statements of the Company, Casino USA and Casino Realty for the past eleven years. A representative of Arthur Andersen is expected to be present at the Special Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate stockholder questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form.

  A proposal by a stockholder intended to be presented at the 1997 Annual Meeting must be received by the Company at its principal executive offices by March 11, 1997, to be included in the Proxy Statement for that meeting, and all other conditions for such inclusion must be satisfied.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

  2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 24, 1996;

  3. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 16, 1996; and

  4. The Company's Quarterly Report on Form 10-Q for the quarterly period ended October 6, 1996.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed incorporated by reference in this Proxy Statement and to be made a part hereof as of the date of the filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Proxy Statement to the extent that a statement contained herein or in any other subsequent filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  This Proxy Statement incorporated documents by reference which are not presented herein or delivered herewith. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference. The Company will provide, without charge upon written or oral requests from any stockholder, a copy of any of the documents incorporated by reference in this Proxy Statement, not including exhibits to such documents. Such requests should be directed to Smart & Final Inc., 4700 South Boyle Avenue, Los Angeles, California 90058; Attention:
Secretary; Telephone: (213) 589-1054.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Donald G. Alvarado
                                          Secretary

December  , 1996

                                    ANNEX A

                   AGREEMENT FOR CONVEYANCE OF REAL PROPERTY

  THIS AGREEMENT FOR CONVEYANCE OF REAL PROPERTY (the "Agreement") is made and entered into as of the 31st day of October, 1996 by and between (i) Casino Realty, Inc., a California corporation ("Realty") and a wholly-owned subsidiary of Casino USA, Inc., and Casino USA, Inc., a California corporation ("USA") (Realty and USA, collectively, the "Seller"), and (ii) Smart & Final Inc., a Delaware corporation (the "Buyer"), based upon the following facts:

    A. Seller is the owner of certain improved properties more particularly described on Schedule A-1 attached hereto (the "Owned Properties") and certain leasehold interests (the "Leasehold Interests") pursuant to those master leases more particularly described on Schedule A-2 attached hereto (the "Master Leases") (the Owned Properties and the Leasehold Interests, collectively, the "Properties").

    B. Seller leases certain of the Properties to Buyer and its subsidiaries (the "Buyer Lessees") pursuant to those leases more particularly described on Schedule B-1 attached hereto (the "Buyer Leases") and certain of the Properties to third parties (the "Third Party Lessees") pursuant to those leases more particularly described on Schedule B-2 attached hereto (the "Third Party Leases") (the Buyer Leases and the Third Party Leases, collectively, the "Leases").

    C. Seller desires to convey the Properties to Buyer, and Buyer desires to acquire the Properties from Seller, all on the terms and conditions contained herein.

    D. For federal income tax purposes, it is intended that (i) the conveyance to Buyer of all of the Properties owned by Realty (the "Realty Properties") shall qualify as a reorganization pursuant to Section 368(a)(1)(D) and 368(a)(2)(H) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization with respect to the conveyance of the Realty Properties, and (ii) the conveyance to Buyer of all of the Properties owned by USA (the "USA Properties") shall constitute a taxable sale and purchase of the USA Properties.

  Based on the foregoing, and in consideration of the mutual promises contained below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

    1. Conveyance of the Properties. Subject to the terms and conditions contained herein, Seller agrees to convey the Properties to Buyer, and Buyer agrees to acquire the Properties from Seller, on the Closing Date (as defined below), such conveyance to be made by deeds (the "Deeds") and assignments of the Master Leases (the "Assignments of Leases") in forms reasonably acceptable to Buyer and Seller.

    2. Consideration for the Properties.

      a. The consideration (the "Consideration") to be delivered by Buyer to Seller for the Properties shall consist of the following:

        (i) 1,625,000 shares of common stock, $.01 par value per share, of Buyer (the "Shares"); and

        (ii) Two unsecured non-negotiable promissory notes of Buyer, one payable to Realty and the other payable to USA (individually, a "Note" and collectively, the "Notes"), in the aggregate initial principal amount of $38,000,000, bearing interest at an annual rate of 25 basis points over LIBOR maturities selected by Buyer from time to time, principal payable in five equal annual installments (with accrued interest) commencing one year from the Closing Date.

      b. The Consideration has been valued by the parties for accounting purposes at approximately $76,000,000, on the basis of a value for Buyer's common stock of $23.375 per share. The value of the

    Consideration for accounting purposes shall be allocated among the Realty Properties and the USA Properties in the amounts set forth for each of the Properties on Schedule C attached hereto. The value of the Consideration for tax purposes ultimately may be more or less than $76,000,000, and will depend in part on the mean between the high and low sale prices per share of Buyer's common stock as shown on the New York Stock Exchange composite report for the Closing Date. The value of the Consideration for tax purposes shall be allocated among the Realty Properties and the USA Properties in proportion to the amounts set forth for each of the Properties on such Schedule C.

      c. The Shares shall be divided between Realty and USA, and the initial principal amounts of the Notes made payable and delivered to Realty and USA shall be determined, in proportion to the aggregate amounts set forth for the Realty Properties and the USA Properties, respectively, on Schedule C attached hereto.

    3. Closing. The closing of the transactions which are the subject of this Agreement (the "Closing") shall take place at the offices of Buyer on December 20, 1996 at 9:00 a.m., or at such other time and place as may be agreed upon by Seller and Buyer, provided, however, that this Agreement shall terminate and be of no force and effect if the Closing Date shall not have occurred prior to December 13, 1997. The date of the Closing is referred to as the "Closing Date." Upon consummation, the Closing shall be deemed to take place as of 12:01 a.m. on the Closing Date. At the Closing, Seller shall deliver to Buyer, against receipt of the Consideration, the Deeds, the Assignments of Leases, and such other instruments of transfer and conveyance as Buyer may reasonably require. Seller and Buyer shall also deliver the other items contemplated by this Agreement. All deliveries shall be considered to have taken place simultaneously as a single conveyance by Realty to Buyer and as a single conveyance by USA to Buyer, and no delivery shall be considered to have been made until all deliveries are completed.

    4. Condition to Buyer's Obligations to Close. In addition to any other conditions to Buyer's obligations contained elsewhere in this Agreement, Buyer shall not be obligated to close unless and until each of the following conditions is satisfied, all of which, being solely for Buyer's benefit, may be waived by Buyer in a writing delivered to Seller:

      a. Chicago Title Insurance Company shall have agreed to issue its CLTA (or, if Buyer shall so elect, ALTA Extended Coverage) Owner's (Lessee's) Policies of Title Insurance (with such endorsements as Buyer may require) with liability in the amount of the Consideration showing title to the Properties in Buyer subject only to (i) those exceptions appearing on the printed portions of such policy, (ii) non-delinquent real property taxes, (iii) the Leases, and (iii) other exceptions as have been approved by Buyer. Buyer may require, in Buyer's sole discretion, that Title Company obtain coinsurance or reinsurance for any portion of the liability of the Title Company under such policy of title insurance in such amounts, with such companies, and upon such terms as shall have been approved by Buyer.

      b. Seller shall deliver to Buyer and Buyer shall have approved (i) current estoppel certificates executed by the Master Lessors and the Third Party Lessees and (ii) consents executed by the Master Lessors and the Third Party Lessees to the extent required pursuant to the Master Leases and the Third Party Leases.

      c. Seller shall assign or cause to be assigned to Buyer all third party warranties and permits relative to the Properties, as well as all contracts and agreements affecting the Properties as have been approved by Buyer, all by assignments in the forms reasonably acceptable to Buyer and Seller.

      d. Seller shall have furnished Buyer with an executed certification in form acceptable to Buyer, and such other evidence as Buyer may reasonably request, to establish that Seller is not a foreign person for the purpose of Section 1445 of the Code and comparable provisions of state law.

      e. Buyer shall have obtained the approval and consent of (i) Buyer's board of directors and any special committee thereof, (ii) a majority of Buyer's shareholders, (iii) the New York Stock Exchange,

    (iv) the Securities and Exchange Commission, and (v) any other governmental entity or third party whose approval or consent (in the opinion of counsel for Buyer) may be required in connection with the consummation of the transactions which are the subject of this Agreement, as well as a satisfactory fairness opinion relative to the consideration to be paid with respect to the transactions which are the subject of this Agreement, and all such approvals, consents, and opinions shall remain unrevoked and in full force and effect.

      f. Seller shall sell, transfer, and convey to Buyer without the necessity of independent or additional consideration, and free and clear of any and all liens, claims, and encumbrances, any miscellaneous personal and intangible property owned by Seller and utilized in connection with the Properties, all by bill of sale in form reasonably acceptable to Buyer and Seller.

      g. Seller shall have satisfied all monetary encumbrances against the Properties other than (i) liens for non-delinquent taxes and assessments, (ii) those created by Buyer or a Buyer Lessee or otherwise the responsibility of Buyer or a Buyer Lessee under any Buyer Lease.

      h. Seller shall have delivered to Buyer all funds and documents required to be delivered by it pursuant to the terms of this Agreement.

      i. Seller's representations and warranties contained in this Agreement shall be complete, true and correct as of the Closing Date as if made as at and as of such date.

    5. Conditions to Seller's Obligations to Close. In addition to any other conditions to Seller's obligations contained elsewhere in this Agreement, Seller shall not be obligated to close unless and until each of the following conditions is satisfied, all of which, being solely for Seller's benefit, may be waived by Seller in a writing delivered to Buyer:

      a. Buyer shall have delivered all funds and documents required to be delivered pursuant to the terms of this Agreement.

      b. Buyer's representations and warranties contained in this Agreement shall be complete, true and correct as of the Closing Date as if made as of and as at such date.

    6. Costs and Expenses.

      a. Upon the Closing Date, documentary transfer taxes, any sales tax payable, and the premium for standard coverage Owner's (Lessee's) Policies of Title Insurance shall be paid by Seller. The balance of any title insurance premiums if Buyer elects to obtain ALTA Extended Coverage Owner's (Lessee's) Policies of Title Insurance, any required ALTA surveys, the cost of any endorsements required by Buyer, and the costs of recording the Deeds shall be paid by Buyer. Any other closing costs shall be allocated between Buyer and Seller in accordance with customary real estate practice in Los Angeles County, California.

      b. Each party shall pay its own legal fees and expenses incidental to the execution of this Agreement and the consummation of the transactions contemplated hereby. Buyer shall pay all costs and expenses in connection with the fairness opinion.

      c. Seller shall pay all costs and expenses of placing title to the Properties in the condition called for herein at the Closing Date.

    7. Prorations. The parties shall prorate as of the Closing Date (a) rent under the Leases and the Master Leases (based, as respects the Third Party Leases, upon rent actually collected as of the Closing Date), (b) parking and other miscellaneous income, (c) real and personal property taxes, (d) utilities, (e) common area and similar charges, (f) insurance, and (g) all other items of expense relative to the Properties, all to the extent not actually paid by the Lessees under the Leases or the Master Lessors under the Master Leases.

    8. Notices. Any notice, request, demand, instruction or other document to be given hereunder or pursuant hereto shall be in writing and personally delivered or sent by facsimile transmission or by registered or certified mail, postage prepaid, return receipt requested, as follows:

    If to Seller, to: Casino USA, Inc.
                      524 Chapala Street
                      Santa Barbara, CA 93101
                      Attn: Mr. Robert Emmons
                      Fax no.: (805) 564-6729

    If to Buyer, to:  Smart & Final Inc.
                      4700 S. Boyle Avenue
                      Los Angeles, California 90058
                      Attn: Donald G. Alvarado, Esq.
                      Fax no: (213) 589-0415

  Notice shall be deemed to have been delivered only upon receipt by personal delivery, 24 hours after delivery by facsimile transmission (as evidenced by computer-generated evidence of such transmission), or 72 hours after deposit in the United States mail as provided above addressed to, each addressee provided for above to whom a copy of such notice is to be given. The addresses and addressees for purposes of this paragraph may be changed to any other address or addressee in the continental United States by giving written notice of such change in the manner provided herein for giving notices. Unless and until such written notice is delivered, the last address and addressee stated by written notice, or provided herein if no written notice of change has been delivered, shall be deemed to continue in effect for all purposes hereunder.

    9. Representations, Warranties, and Covenants of Seller. Seller hereby represents and warrants to and covenants with Buyer that, as of the date hereof:

      a. Neither the execution nor the delivery of this Agreement, the incurrence of the obligations herein set forth, the consummation of the transactions herein contemplated, nor the compliance with the terms of this Agreement will conflict with, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, Seller's Articles of Incorporation or Bylaws or any order, judgment, writ, injunction, decree, license, permit, law, statute, ordinance, rule or regulation of any court or any governmental or regulatory authority or any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party or by which Seller or any Property may be bound.

      b. Each corporation executing this Agreement as Seller has been duly organized and is validly existing and in good standing as a corporation in the State of California. The execution and the performance of this Agreement have been duly authorized by all requisite corporate action, and the individual or individuals executing this Agreement have the right, power, legal capacity and authority to execute and enter into this Agreement on behalf of Seller and to execute all other documents and perform all other acts as may be necessary in connection with the performance of this Agreement.

      c. No approval or consent not heretofore obtained by any person or entity is necessary in connection with the execution of this Agreement by Seller or the performance of Seller's obligations under this Agreement.

      d. Seller shall give Buyer and Buyer's agents access to all documents or copies of documents, including, but not limited to, maps, surveys, tests, reports, letters, contracts and memoranda of conversations, relating to the Properties, which are in the possession or control of Seller. Seller agrees that such access and inspections may be made at Seller's offices during normal business hours. Without limiting the scope of the foregoing, such documents shall include the following:

        (i) All surveys of the Properties in Seller's possession.

        (ii) Copies of all Master Leases and Third Party Leases.

        (iii) Copies of the most recent property tax bills for the Properties.

        (iv) All drawings, contracts, plans and other documents relating to the improvements and all tenant improvements on the Properties.

        (v) All building and occupancy permits relative to the Properties, including without limitation any and all building plans and all documents which relate to or concern comments by any building or safety engineer, inspector or other person who regularly makes such inspections.

        (vi) All third party warranties and guarantees relative to the Properties, including without limitation any and all warranties relating to appliances, elevators, smoke detectors, fire alarms, landscaping, plumbing, drainage, electrical, structural, roof, heating, air conditioning, and ventilation.

        (vii) Any and all written contracts or agreements affecting the Properties.

      e. Except for matters (i) known to Buyer or any Buyer Lessee, (ii) caused or suffered by Buyer or any Buyer Lessee, or (iii) which are the responsibility of Buyer or any Buyer Lessee under any Buyer Leases or Master Leases:

        (i) Seller has complied with all, and neither Seller nor any Property is in violation of any, applicable Federal, state or local statutes, ordinances, orders, requirements, laws or regulations (including, without limitation, building, subdivision, zoning and environmental laws) affecting such Property.

        (ii) No notices of violation of any applicable statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement on any Property have been received by Seller, and Seller knows of no such violation.

        (iii) Seller does not have any knowledge of (i) any intended public improvement which may involve any charge being levied or assessed or which may result in the creation of any lien upon any Property, (ii) any intended or proposed Federal, state or local statute, ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes or moratoria) specifically regulating or otherwise applicable to any Property (as opposed to those of general application) which may adversely affect the use or development of any Property or (iii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the best knowledge of Seller, threatened or contemplated against or affecting any Property.

        (iv) Each Property is separately assessed for real property tax purposes.

        (v) There are no defaults under the Leases or the Master Leases by Seller, or to the best of Seller's knowledge any Third Party Lessee or Master Lessor, and no such defaults have been alleged by any Third Party Lessee or Master Lessor.

        (vi) Neither Seller nor any third party has generated, stored, released, discharged, or disposed of Hazardous Substances or Hazardous Wastes from or on any Property during the period of Seller's ownership in violation of law or applicable regulations, and, to the best of Seller's knowledge, no Hazardous Substances or Wastes have been generated, stored, released, discharged or disposed of from or on the Property prior to the period of Seller's ownership in violation of law or applicable regulations. Seller has received no notice claiming that Seller or any other party has generated, stored, released, discharged or disposed of Hazardous Substances or Hazardous Waste from or on any Property in violation or possible violation of law or applicable regulations. As used in this Agreement, the terms "Hazardous Substances" and "Hazardous Wastes" shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder, the Resource Conservation and Recovery Act, as amended, and the regulations thereunder, and the Federal

      Clean Water Act, as amended, and the regulations thereunder, and similar state laws, and such terms shall also include asbestos, petroleum products, radioactive materials and any regulated substances under any Federal, State or local environmental law, regulation or ordinance.

      f. Seller is aware of Buyer's business and financial condition and has acquired and been afforded access to sufficient information about Buyer and its prospects to reach an informed and knowledgeable decision to acquire the Shares and to evaluate the merits and risks of an investment in the Shares.

      g. Seller has sufficient knowledge and experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the acquisition of the Shares and to make an informed investment decision with respect to that acquisition. Seller can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding the Shares for an indefinite period. Seller is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

      h. Seller is acquiring the Shares for investment for its own account and not with a view to or for sale in connection with any distribution thereof, other than Realty's intention in pursuance of the plan of reorganization to transfer to USA its portion of the Shares to be issued to it under this Agreement, which USA then intends to hold for investment for its own account and not with a view to or for sale in connection with any distribution thereof. Seller understands that the Shares have not been registered under the Securities Act or qualified under any state blue sky law, based upon, among other things, the bona fide nature of Seller's investment intent as expressed in the immediately preceding sentence and the accuracy and completeness of Seller's other representations and warranties contained in this Agreement. Seller understands that no federal or state agency has made a finding or determination as to the advisability or fairness of an investment in the Shares or made any recommendation or endorsement of the Shares to be acquired by Seller under this Agreement.

      i. Seller understands that the Shares constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and as such must be held by Seller until such time as they are subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, Seller understands that certificate(s) evidencing the Shares will be imprinted with a legend, which will prohibit the transfer of the Shares unless they are registered or such transfer is exempt from registration and, if such transfer is exempt from registration, will require Seller to provide Buyer with written assurances, in form and substance satisfactory to Buyer and its counsel, that the proposed transfer is so exempt.

    10. As-Is Acquisition. Buyer's execution of this Agreement shall constitute Buyer's acknowledgment and agreement that Buyer has examined and approved all things concerning the Properties and all other rights and obligations to be acquired by Buyer hereunder. Buyer acknowledges and agrees that (a) it is acquiring the Properties and all other rights to be acquired by Buyer hereunder "as-is" as of the Closing Date and based on its own inspection, investigation and evaluation; (b) except as otherwise expressly set forth herein, neither Seller nor any agent or other representative of Seller has made any representation or warranty, express or implied, concerning the Properties or any rights to be acquired by Buyer hereunder, or which has induced Buyer to execute this Agreement or any other agreement related to the transactions contemplated hereunder; and (c) all such representations and warranties are expressly disclaimed by Seller.

    11. Possession. Subject to the rights of the Third Party Lessees under the Third Party Leases, Seller shall deliver possession of the Properties to Buyer at the Closing Date.

    12. Brokers and Finders. Each party agrees to hold the other harmless from any loss, damage, or expense resulting from any claim by any person, firm or corporation based upon their having acted as a broker or finder for or in connection with the transactions contemplated by this Agreement for or at the request of such indemnifying party.

    13. Attorneys' Fees. Should any litigation be commenced between the parties hereto concerning this Agreement or the subject matter hereof or the rights and duties of the parties in relation hereto or thereto, the party prevailing in such litigation (whether at trial or on appeal) shall be entitled, in addition to such other relief as may be granted, to its costs and expenses of suit, including, without limitation, a reasonable sum as and for its attorneys' fees in such litigation, which shall be determined by the court in such litigation or in a separate action brought for that purpose.

    14. Further Action. The parties each agree to execute such further documents and to take such further action as may be necessary or desirable to effectuate the intents and purposes of this Agreement and the transactions contemplated herein.

    15. Entire Agreement. This Agreement and the schedules hereto contain the entire agreement between the parties respecting the Properties and the conveyance thereof and all other matters contemplated by this Agreement, and any other agreements respecting the Properties or the conveyance thereof or the rights or the duties of the parties in relation thereto not expressly set forth in this Agreement and the schedules hereto are null and void and superseded in their entirety by this Agreement.

    16. Counterparts. This Agreement (as well as any amendments hereto) may be executed in any number of counterparts, each of which when executed shall be an original and all of which together shall constitute one and the same Agreement.

    17. Survival. Each of the representations and warranties made by Seller or Buyer contained herein or delivered or otherwise made by Seller or Buyer shall be true and correct on and as of the Closing Date as though made at that time without the necessity of a separate written certificate regarding same. All of the covenants, representations and warranties of each party contained herein shall survive the Closing Date, the delivery and recordation of the Deeds and the Assignments of Leases, and any inspection by the parties. Each party agrees to indemnify and hold the other party harmless from any and all costs, liabilities and expenses, including without limitation attorneys' fees, as may result from the incorrectness of any representations and warranties made by, or breach of any of the covenants of, the indemnifying party.

    18. Construction. Whenever the context of this Agreement so requires, the singular number shall include the plural, and the masculine, feminine and neuter genders shall include the other or others. The paragraph headings of this Agreement are for purposes of reference and convenience only and shall not limit or otherwise affect the meaning hereof. The validity, construction and performance of this Agreement and all disputes among the parties arising out of this Agreement or as to any matters related to but not covered by this Agreement shall be governed by the internal laws of the State of California applicable to contracts made and to be performed wholly within that State.

    19. Successors and Assigns. This Agreement shall be binding upon, enforceable by and shall inure to the benefit of the successors and permitted assigns of the parties hereto. Neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.

    20. Severability. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Agreement.

    21. Time. Time is of the essence of this Agreement and each provision of this Agreement.

    22. Covenants and Conditions. Each provision of this Agreement performable by Buyer or Seller shall be both a covenant and a condition.

    23. Amendments. Any amendment to this Agreement shall be in writing and executed by both Buyer and Seller.

    24. Joint and Several Liability. The obligations of the entities executing this Agreement as Seller shall be joint and several.

    25. Other Pre-Closing Matters.

      a. Prior to the Closing Date, Seller shall not enter into any new (or amend any existing) Leases, Master Leases, or Surviving Contracts which will be binding upon any Property or Buyer subsequent to the Closing Date unless the same shall have been approved in writing by Buyer, which approval may be withheld for any reason or for no reason.

      b. Prior to the Closing Date, and except as may currently be the responsibility of Buyer under any Buyer Lease, Seller shall, at Seller's sole cost and expense, (i) cause each Property to be kept, maintained and operated in a manner consistent with prior practices,
    (ii) cause each Property to be kept and maintained in its present physical condition (reasonable wear and tear and acts beyond the control of Seller excepted) and discharge Seller's obligations under the Leases and the Surviving Contracts, and (iii) cause compliance with all applicable governmental requirements relative to each Property.

      c. Buyer and Seller shall cooperate to prepare and file a notice of special meeting of Buyer's stockholders, proxy statement and form of proxy (collectively, the "Proxy Materials"), to seek the approval of Buyer's stockholders as soon as practicable after the execution of this Agreement. Buyer and Seller shall use their respective best efforts to respond promptly to any comments of the Securities and Exchange Commission with respect to the Proxy Materials.

    26. Other Post-Closing Matters.

      a. Promptly following the Closing Date, Buyer shall notify the existing Third Party Lessees under the Third Party Leases and the Master Lessors under the Master Leases that Buyer has acquired the Properties and has succeeded to the obligations of Seller pursuant to the terms of the Third Party Leases and the Master Leases.

      b. Following the Closing Date, Buyer and Seller shall reprorate real and personal property taxes based upon any property tax bills received following the Closing Date and any other revenue and expense items (including without limitation expense reimbursements relating to the period prior to the Closing Date) as may be required to effectuate the intent of the parties that all items be accurately and fairly prorated as of the Closing Date. In the event that following the Closing Date Buyer shall receive any rents appropriately attributable to the period prior to the Closing Date from Third Party Lessees under the Third Party Leases, Buyer shall promptly deliver the same to Seller, Buyer and Seller agreeing that any monies received from such Third Party Lessees shall be applied first to obligations accruing following the Closing Date and then to obligations accruing prior to the Closing Date.

    27. Non-Operating Properties. Seller currently owns (or, in a few instances, until recently did own) certain real properties more particularly described on Schedule D attached hereto (the "Non-Operating Properties"). Buyer has assisted and shall continue to assist Seller in connection with the marketing and sale of the Non-Operating Properties. It is currently expected that the Non-Operating Properties will be sold before December 31, 1998 for gross sales prices (i.e., prior to payment of brokerage commissions and closing costs payable by Seller) aggregating $5,700,000. In the event that all of the Non-Operating Properties are sold before December 31, 1998 at an aggregate gross selling price of less than $5,700,000, then, within 30 days of the last sale, Buyer shall pay to Seller an amount equal to (a) $5,700,000 minus (b) the gross sales proceeds from such sales. In the event that all of the Non-Operating Properties are sold before December 31, 1998 at an aggregate gross selling price in excess of $5,700,000, then Seller shall pay to Buyer, within 30 days of the last such sale, an amount equal to the sum of (i) 100% of the lesser of such excess or $500,000 plus (ii) 1/3 of the amount, if any, by which such excess exceeds $500,000. In the event that all of the Non-Operating Properties have not been sold by December 31, 1998, then Buyer shall purchase from Seller such Non-Operating Properties as have not been so sold for a purchase price equal to (A) $5,700,000 minus
  (B) the gross sales proceeds relative to the Non-Operating Properties theretofore sold minus (C) any commissions as would otherwise be payable relative to such unsold Non-Operating Properties had they been sold to a third party; in connection with any such sale, Buyer and Seller shall allocate closing costs and expenses between them as provided above. For purposes of this paragraph, the parties agree that the gross sales prices and proceeds of the Non-Operating Properties sold shall include the gross sales prices and proceeds of all Non-Operating Properties sold by Seller prior to the date of this Agreement and/or the Closing Date.

    28. Arrangement and Management Fees. In consideration of the transactions contemplated by this Agreement, Seller agrees to pay Buyer arrangement and management fees in the following amounts and on or before the following dates:

       AMOUNT                                              PAYMENT ON OR BEFORE:
       ------                                              ---------------------
       $750,000...........................................   January 15, 1997
       $500,000...........................................   January 15, 1998
       $250,000...........................................   January 15, 1999

    29. Tax-Related Representations, Warranties, and Covenants of
  Seller. Seller hereby represents and warrants to and covenants with Buyer that, as of the date hereof:

      a. None of the Properties has been, or at any time before the Closing will be, acquired by Realty or USA from the other, or from any other person or entity, in anticipation of the conveyance to Buyer pursuant to this Agreement.

      b. The Realty Properties constitute, and at the time of the Closing will constitute, substantially all of the assets of Realty within the meaning of Code Section 354(b)(1)(A).

      c. USA is, and at the time of the Closing will be, the owner of all of the issued and outstanding shares of capital stock of Realty.

      d. USA is presently the owner of 10,790,925 shares of common stock of Buyer. USA has not sold, exchanged or otherwise disposed of, and before the Closing will not sell, exchange or otherwise dispose of, any of its common stock of Buyer in anticipation of the conveyance to Buyer pursuant to this Agreement.

      e. Except as otherwise provided in f. below, Seller does not have, and at the time of the Closing will not have, any plan or intention to sell, exchange, transfer by gift or otherwise dispose (including through transactions which would have the ultimate economic effect of a disposition, including without limitation short-sales and equity swap types of arrangements) of any of the Shares or any other shares of Buyer's common stock.

      f. Following the Closing and in pursuance of this plan of reorganization, USA will cause Realty to distribute to USA the Note and the portion of the Shares delivered by Buyer to Realty pursuant to this Agreement, as well as the other assets of Realty, in a transaction which qualifies under Code Section 356.

      g. On or after the date of this Agreement and before, on or after the Closing Date, Seller will not take or cause or permit any of its subsidiaries to take any action, or suffer to exist any condition, that would disqualify the conveyance to Buyer of the Realty Properties as a reorganization within the meaning of Sections 368(a)(1)(D) and 368(a)(2)(H) of the Code.

    30. Tax-Related Representations, Warranties, and Covenants of
  Buyer. Buyer hereby represents and warrants to and covenants with Seller that, as of the date hereof:

      a. Immediately after the Closing, Buyer will not have outstanding any preferred stock, nor will Buyer have outstanding more than 24,831,850 shares of common stock (for this purpose, treating as exercised or converted all warrants, options, convertible securities and any other type of rights pursuant to which any persons could acquire common stock of Buyer that are issued and outstanding as of the Closing Date).

      b. Buyer does not have, and at the time of the Closing will not have, any plan or intention to reacquire any of the Shares to be issued under this Agreement.

      c. Following the Closing, Buyer will use the Realty Properties in a business, and will not take or cause or permit any of its subsidiaries to take any action (including, without limitation, (i) the cessation of any business, and (ii) sales or other dispositions of any of the Realty Properties), that would disqualify the conveyance to Buyer of the Realty Properties as a reorganization within the meaning of Sections 368(a)(1)(D) and 368(a)(2)(H) of the Code. For purposes of this paragraph, the parties agree that the following shall not constitute a breach by Buyer of this covenant: (i) dispositions of any of the Realty Properties made in the ordinary course of business, and (ii) any action, omission or failure to take action by Buyer in connection with the sale, exchange, transfer by gift or other disposition (including through transactions which would have the ultimate economic effect of a disposition, including but not limited to short sales and equity swap types of arrangements) of shares of Buyer's common stock by USA or Realty to any person.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Conveyance of Real Property as of the day and year first above written.

                                          SELLER:

                                          Casino Realty, Inc., a California
                                           corporation

                                                   /s/ Robert J. Emmons
                                          By: _________________________________
                                                       Its President

                                          Casino USA, Inc., a California
                                           corporation

                                                   /s/ Robert J. Emmons
                                          By: _________________________________
                                                       Its President

                                          BUYER:

                                          Smart & Final Inc., a Delaware
                                           corporation

                                                 /s/ Roger M. Laverty, III
                                          By: _________________________________
                                             Its President and Chief Executive
                                                          Officer

                     FIRST AMENDMENT TO AGREEMENT FOR

                       CONVEYANCE OF REAL PROPERTY

  THIS FIRST AMENDMENT TO AGREEMENT FOR CONVEYANCE OF REAL PROPERTY is made and entered into as of the 19th day of December, 1996 and amends that certain Agreement for Conveyance of Real Property dated October 31, 1996 (the "Agreement") by and between (i) Casino Realty, Inc., a California corporation ("Realty") and a wholly-owned subsidiary of Casino USA, Inc., and Casino USA Inc., a California corporation ("USA") (Realty and USA, collectively, the "Seller"), and (ii) Smart & Final Inc., a Delaware corporation (the "Buyer") as follows (capitalized terms having the meanings ascribed to them in the Agreement):

    1. The Closing shall occur within five business days of the meeting of Buyer's stockholders approving the transactions which are the subject of the Agreement, or at such other time and place as may be agreed upon by Seller and Buyer.

    2. The Notes shall be unsecured negotiable promissory notes in the forms attached hereto as Exhibits A-1 and A-2.

    3. The initial $750,000 installment of the arrangement and management fee payable pursuant to paragraph 28 of the Agreement shall be payable on the Closing Date.

    4. In all other respects, the Agreement shall remain unmodified and in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Agreement for Conveyance of Real Property as of the day and year first above written.

                                          SELLER:

                                          Casino Realty, Inc., a California
                                           corporation

                                                 /s/ Robert J. Emmons

                                          By: ____________________________

                                                      President

                                          Casino USA, Inc., a California
                                           corporation

                                                 /s/ Robert J. Emmons

                                          By: ____________________________

                                                      President

                                          BUYER:

                                          Smart & Final Inc., a Delaware
                                           corporation

                                              /s/ Roger M. Laverty, III

                                          By: ____________________________

                                               President and Chief Executive
                                                       Officer

                               EXHIBIT A-1

                            TO FIRST AMENDMENT

                             PROMISSORY NOTE

US$37,750,000.00                                    Los Angeles, California

      , 199

  FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to Casino Realty, Inc. ("Holder"), or order, the principal sum of Thirty-Seven Million Seven Hundred Fifty Thousand and No/100ths Dollars ($37,750,000.00), with interest on the unpaid principal balance from the date of this Note, until the date the entire outstanding principal balance has been paid in full at an interest rate equal to the offered rate per annum as quoted in the London interbank market for United States dollar deposits of a term to be selected by Maker from time to time of at least thirty (30) days and no longer than one
(1) year, plus one-quarter of one percent (LIBOR + .25%), computed on the basis of a three hundred sixty (360) day year. For purposes of all other terms under this Note, the interest rate and term shall be determined by written notice from Maker delivered to Holder no later than the date which is three
(3) Business Days prior to the expiration date of the previous term. In the event Maker fails to deliver any such notice, the term immediately following the term which is expiring shall be the same length as the expiring term. For purposes of this Note, "Business Day" means a day that Maker's corporate offices are open for business with the general public. Principal and interest shall be payable in arrears in five (5) consecutive equal annual installments of principal together with all accrued but unpaid interest on each Payment Date as set forth in the attached Payment Schedule; provided however, that the last payment hereunder shall be in the amount necessary to repay in full the unpaid principal amount of this Note and any accrued but unpaid interest. In computing interest on this Note, the first date of the period ending on a Payment Date shall be included and the Payment Date shall be excluded. All payments under this Note shall be in lawful money of the United States of America. All payments shall be made on the Payment Date by wire transfer of federal funds not later than 11:00 a.m. in Los Angeles, California on such date or other immediately available funds to such account as Holder shall specify in writing to Maker, indicating the principal and interest component of each payment or payments. Any amounts under this Note not paid when due shall bear additional interest at the applicable rate of interest then in effect, plus one percent (1%) per annum (the "Late Payment Rate") for the period for which the same shall be overdue. Payments of principal and interest at the Late Payment Rate are due and payable on demand.

  Maker shall have the right to prepay this Note in full or in part provided that (i) for each such prepayment Maker will pay the accrued interest on the prepaid principal to the date of such prepayment, and (ii) all prepayments will be applied to principal in the order of their Payment Dates.

  In the event that any law limiting the amount of interest is interpreted so that any charge provided for in this Note violates such law, and Maker is entitled to the benefit of such law, such charge is reduced to the extent necessary to eliminate the violation. The amounts, if any, previously paid to Holder in excess of the amounts payable to Holder pursuant to such charges as reduced shall be applied by Holder to reduce the principal of the indebtedness evidenced by this Note. For the purpose of determining whether any law limiting the amount of interest has been violated, all indebtedness evidenced by this Note which constitutes interest, as well as all other charges levied in connection with such indebtedness which constitute interest, shall be deemed to be allocated and spread over the stated term of this Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest computed thereby is uniform throughout the stated term of this Note.

  Until payment in full, Maker will not, nor will it permit any subsidiary, unless it has obtained Holder's prior written consent, to: (i) create, incur, assume or permit to exist any new debt (other than refinancing of existing debt) in excess of $10,000,000 not included in Maker's financial statements dated as of December 29, 1996 other than trade debt or purchase money debt incurred in connection with the acquisition of capital assets including capitalized lease obligations, (ii) sell, lease, or pledge as collateral for any other obligation, assets equal to an aggregate amount of $10,000,000 other than merchandise inventory, closed stores and other excess or unused properties in the ordinary course of business, or (iii) permit involuntary liens in excess of an aggregate amount of $5,000,000 to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within ninety (90) days, or is not otherwise being protested by Maker.

  This Note is solely a corporate obligation and no recourse shall be had in respect of any obligation referred to herein, against any stockholder, incorporator, director or officer, as such, past, present, and future, of the parties hereto by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of statute or otherwise. The obligations of Maker hereunder rank, and at all times will rank, pari passu with all other unsecured indebtedness of the Maker.

  Any notice required or permitted under this Note or by law in respect of this Note, shall be in writing and shall be deemed effective, when personally delivered or if sent by registered or certified mail, three Business Days after the date of delivery to the post office, or if sent by overnight delivery when received, or if sent by telecopier, upon receipt, in each case addressed to the person required to receive same at the following addresses:

  If to Holder:                           Casino Realty, Inc.

                                          524 Chapala Street

                                          Santa Barbara, CA 93101

                                          Attn: Robert J. Emmons

                                          Phone: (805) 564-6700

                                          Fax: (805) 564-6729

  If to Maker:                            Smart & Final Inc.

                                          4700 S. Boyle Avenue

                                          Los Angeles, CA 90058

                                          Attn: Donald G. Alvarado, Esq.

                                          Phone: (213) 589-9726

                                          Fax: (213) 589-0415

  The provisions of this Note shall be binding upon and shall inure to the benefit of Holder and Maker and their respective successors and assigns, except that Maker may not assign its obligations hereunder without the express written consent of Holder. Holder at any time may sell, assign, transfer, pledge as collateral or otherwise dispose of this Note, or of any of its right, title and interest therein.

  The rights and obligations of Maker and Holder under this Note shall be interpreted according to the laws of the State of California. No supplement, modification, amendment or discharge of any term, provision, or condition of this Note shall be binding or enforceable unless executed in writing by Holder. Time is of the essence for each and every obligation under this Note.

MAKER

SMART & FINAL INC.

a Delaware corporation

By: ________________

Title: _____________

                             PAYMENT SCHEDULE

                                                          PRINCIPAL
       PAYMENT DATE                                        AMOUNT      INTEREST
       ------------                                     ------------- ----------
            , 1998..................................... $7,500,000.00 As accrued
            , 1999..................................... $7,500,000.00 As accrued
            , 2000..................................... $7,500,000.00 As accrued
            , 2001..................................... $7,500,000.00 As accrued
            , 2002..................................... $7,500,000.00 As accrued

                               EXHIBIT A-2

                            TO FIRST AMENDMENT

                             PROMISSORY NOTE

US$250,000.00                                       Los Angeles, California

      , 199

  FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to Casino USA, Inc. ("Holder"), or order, the principal sum of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00), with interest on the unpaid principal balance from the date of this Note, until the date the entire outstanding principal balance has been paid in full at an interest rate equal to the offered rate per annum as quoted in the London interbank market for United States dollar deposits of a term to be selected by Maker from time to time of at least thirty (30) days and no longer than one (1) year, plus one-quarter of one percent (LIBOR + .25%), computed on the basis of a three hundred sixty (360) day year. For purposes of all other terms under this Note, the interest rate and term shall be determined by written notice from Maker delivered to Holder no later than the date which is three (3) Business Days prior to the expiration date of the previous term. In the event Maker fails to deliver any such notice, the term immediately following the term which is expiring shall be the same length as the expiring term. For purposes of this Note, "Business Day" means a day that Maker's corporate offices are open for business with the general public. Principal and interest shall be payable in arrears in five (5) consecutive equal annual installments of principal together with all accrued but unpaid interest on each Payment Date as set forth in the attached Payment Schedule; provided however, that the last payment hereunder shall be in the amount necessary to repay in full the unpaid principal amount of this Note and any accrued but unpaid interest. In computing interest on this Note, the first date of the period ending on a Payment Date shall be included and the Payment Date shall be excluded. All payments under this Note shall be in lawful money of the United States of America. All payments shall be made on the Payment Date by wire transfer of federal funds not later than 11:00 a.m. in Los Angeles, California on such date or other immediately available funds to such account as Holder shall specify in writing to Maker, indicating the principal and interest component of each payment or payments. Any amounts under this Note not paid when due shall bear additional interest at the applicable rate of interest then in effect, plus one percent (1%) per annum (the "Late Payment Rate") for the period for which the same shall be overdue. Payments of principal and interest at the Late Payment Rate are due and payable on demand.

  Maker shall have the right to prepay this Note in full or in part provided that (i) for each such prepayment Maker will pay the accrued interest on the prepaid principal to the date of such prepayment, and (ii) all prepayments will be applied to principal in the order of their Payment Dates.

  In the event that any law limiting the amount of interest is interpreted so that any charge provided for in this Note violates such law, and Maker is entitled to the benefit of such law, such charge is reduced to the extent necessary to eliminate the violation. The amounts, if any, previously paid to Holder in excess of the amounts payable to Holder pursuant to such charges as reduced shall be applied by Holder to reduce the principal of the indebtedness evidenced by this Note. For the purpose of determining whether any law limiting the amount of interest has been violated, all indebtedness evidenced by this Note which constitutes interest, as well as all other charges levied in connection with such indebtedness which constitute interest, shall be deemed to be allocated and spread over the stated term of this Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest computed thereby is uniform throughout the stated term of this Note.

  Until payment in full, Maker will not, nor will it permit any subsidiary, unless it has obtained Holder's prior written consent, to: (i) create, incur, assume or permit to exist any new debt (other than refinancing of existing debt) in excess of $10,000,000 not included in Maker's financial statements dated as of December 29, 1996 other than trade debt or purchase money debt incurred in connection with the acquisition of capital assets including capitalized lease obligations, (ii) sell, lease, or pledge as collateral for any other obligation, assets equal to an aggregate amount of $10,000,000 other than merchandise inventory, closed stores and other excess or unused properties in the ordinary course of business, or (iii) permit involuntary liens in excess of an aggregate amount of $5,000,000 to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within ninety (90) days, or is not otherwise being protested by Maker.

  This Note is solely a corporate obligation and no recourse shall be had in respect of any obligation referred to herein, against any stockholder, incorporator, director or officer, as such, past, present, and future, of the parties hereto by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of statute or otherwise. The obligations of Maker hereunder rank, and at all times will rank, pari passu with all other unsecured indebtedness of the Maker.

  Any notice required or permitted under this Note or by law in respect of this Note, shall be in writing and shall be deemed effective, when personally delivered or if sent by registered or certified mail, three Business Days after the date of delivery to the post office, or if sent by overnight delivery when received, or if sent by telecopier, upon receipt, in each case addressed to the person required to receive same at the following addresses:

  If to Holder:                           Casino USA, Inc.

                                          524 Chapala Street

                                          Santa Barbara, CA 93101

                                          Attn: Robert J. Emmons

                                          Phone: (805) 564-6700

                                          Fax: (805) 564-6729

  If to Maker:                            Smart & Final Inc.

                                          4700 S. Boyle Avenue

                                          Los Angeles, CA 90058

                                          Attn: Donald G. Alvarado, Esq.

                                          Phone: (213) 589-9726

                                          Fax: (213) 589-0415

  The provisions of this Note shall be binding upon and shall inure to the benefit of Holder and Maker and their respective successors and assigns, except that Maker may not assign its obligations hereunder without the express written consent of Holder. Holder at any time may sell, assign, transfer, pledge as collateral or otherwise dispose of this Note, or of any of its right, title and interest therein.

  The rights and obligations of Maker and Holder under this Note shall be interpreted according to the laws of the State of California. No supplement, modification, amendment or discharge of any term, provision, or condition of this Note shall be binding or enforceable unless executed in writing by Holder. Time is of the essence for each and every obligation under this Note.

MAKER

SMART & FINAL INC.

a Delaware corporation

By: ________________

Title: _____________

                             PAYMENT SCHEDULE

                                                           PRINCIPAL
       PAYMENT DATE                                          AMOUNT    INTEREST
       ------------                                        ---------- ----------
            , 1998........................................ $50,000.00 As accrued
            , 1999........................................ $50,000.00 As accrued
            , 2000........................................ $50,000.00 As accrued
            , 2001........................................ $50,000.00 As accrued
            , 2002........................................ $50,000.00 As accrued

                                    ANNEX B

                                                 Corporate and Institutional
                                                 Client Group

                                                 101 California Street
                                                 Suite 1200
                                                 San Francisco, California 94111
                                                 415 676-3200
                                                 FAX 415 676-3299
MERRILL LYNCH

                               October 22, 1996

Special Committee
Board of Directors
Smart & Final Inc.
4700 South Boyle Avenue
Los Angeles, California 90058

Gentlemen:

  Smart & Final Inc. (the "Company"), Casino USA, Inc. ("Casino USA"), the majority stockholder of the Company, and Casino Realty, Inc. (the "Seller" and, together with Casino USA, the "Sellers"), a wholly owned subsidiary of Casino USA, propose to enter into an agreement for conveyance of real property (the "Agreement") pursuant to which the Company will acquire (the "Acquisition Transaction") certain properties of the Sellers (the "Assets") for (i) 1,625,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") and (ii) five year notes of the Company with an aggregate face value of $38.0 million (the "Notes"). As part of the Agreement, the Company will assist the Sellers in the sale of certain non-operating properties (the "Non-Operating Properties") and in the event that the Non-Operating Properties are sold for an aggregate gross selling price of less than $6.2 million, the difference shall be payable to the Sellers by the Company (the "Shortfall Obligation" and, together with the Common Stock and the Notes, the "Transaction Consideration"); in the event that the aggregate gross selling price is more than $6.2 million, the Sellers shall pay one-third of any such excess to the Company. In addition, the Agreement provides that the Sellers shall pay to the Company arrangement and management fees aggregating $1.5 million over three years.

  You have asked us whether, in our opinion, the Transaction Consideration to be paid pursuant to the Agreement is fair to the Company from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 24, 1996 and June 16, 1996;

    (2) Reviewed the Seller's audited financial information for the three fiscal years ended December 31, 1995 and the Seller's unaudited financial information for the quarterly periods ended March 24, 1996 and June 16, 1996;

    (3) Reviewed certain information, including internal financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Seller, furnished to us by the Company and the Seller, respectively;

    (4) Conducted discussions with members of senior management of the Company and the Seller concerning the business and prospects of the Company and the Assets, respectively;

    (5) Reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

    (6) Compared the results of operations of the Company with those of certain companies which we deemed to be reasonably similar to the Company;

    (7) Reviewed industry sources, the market prices of certain publicly traded companies and the financial terms of certain other transactions which we deemed to be relevant, each in connection with our determination of appropriate capitalization rates;

    (8) Reviewed summaries of the analyses of the Assets and the Non-Operating Properties prepared by Arthur Andersen LLP for Casino USA, which analyses were performed pursuant to procedures agreed upon with Casino USA's management;

    (9) Considered the pro forma effect of the Acquisition Transaction on the Company's capitalization ratios and its cash flow and earnings per share;

    (10) Reviewed a draft dated October 17, 1996 of the Agreement; and

    (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Sellers, and we have not independently verified such information or undertaken an independent appraisal of the Assets or the Non-Operating Properties. With respect to the financial forecasts furnished by the Company and the Seller, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and the Seller's management as to the expected future financial performance of the Company and the Seller, respectively. Our opinion is based upon general economic, market, monetary and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof.

  We have in the past provided financial advisory and financing services to the Company and have received fees for those services. In addition, in the ordinary course of our securities business, we may actively trade debt or equity securities of the Company for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion that the Transaction Consideration to be paid pursuant to the Agreement is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

-------------------------------------------------------------------------------


PROXY                         SMART & FINAL INC.                          PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints ROGER M. LAVERTY, III and DONALD G. ALVARADO, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned and vote as directed on the reverse hereof all shares of Common Stock, $.01 par value per share of Smart & Final Inc. (the "Company"), which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held on January 28, 1997, or any adjournment thereof, and in their discretion upon such other business as may properly come before the Special Meeting, or any adjournments thereof.

                 (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE --

-------------------------------------------------------------------------------

[X] Please mark your votes as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.
                                         ---

Proposal to approve an Agreement for Conveyance of Real Property dated October 31, 1996, as amended, among the Company, Casino USA, Inc., the principal stockholder of the Company, and Casino Realty, Inc., a wholly-owned subsidiary of Casino USA, Inc., and the transactions contemplated thereby, including among other things the issuance of 1,625,000 shares of the Company's Common Stock, all as described more completely in the Proxy Statement for the Special Meeting.

         FOR [_]      AGAINST [_]        ABSTAIN [_]


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND, IF NO DIRECTIONS ARE GIVEN, WILL BE VOTED FOR THE PROPOSAL.
---

Signature(s) __________________________    Date _______________________________

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, set forth your full title. When shares are held in more than one name, both parties should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE --